**MEMBERSHIP INTEREST**

**PURCHASE AND SALE AGREEMENT**

**THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT** (this "**Purchase Agreement**") is entered into as of June 14, 2022 (the "**Effective Date**") by and among **CATALYST ENCORE LLC**, a Delaware limited liability company, **CATALYST GOVERNMENT PROPERTIES LLC**, a Delaware limited liability company, **VETERANS APPRECIATION FUND LP**, a Delaware limited partnership, and **ENCORE VA SERVICES LLC**, a Delaware limited liability company (each a "**Seller**" and, collectively, "**Sellers**"), and **HC GOVERNMENT REALTY HOLDINGS, LP**, a Delaware limited partnership, or its assigns ("**Purchaser**").

NOW, THEREFORE WITNESSETH: That for and in consideration of mutual covenants and agreements herein after set forth, Sellers and Purchaser hereby agree as follows:

RECITALS

R-1 Sellers are collectively the owners of 100% of the membership interests (together with all rights, privileges and remedies appurtenant thereto, the "**Interests**") of VAF 2495 Gen Armistead Ave LLC, a Delaware limited liability company ("**Property Owner**"), which holds legal title to the Land described in **Section 1.1.23** and the Property described in **Section 1.1.32**.

R-2 Purchaser desires to purchase and Sellers has agreed to sell all of the Interests and all of the benefits accruing to the owner thereof, including, but not limited to, Sellers' interest in the Property (as defined in **ARTICLE 1**), on the terms and conditions set forth in this Purchase Agreement (which terms and conditions shall control in the event of any conflict with these Recitals), such that on the Closing Date the Interests will be conveyed by an Assignment and Assumption of Interests to Purchaser.

R-3 Purchaser has agreed to pay the Purchase Price (as hereinafter defined) for the Interests to Sellers and Sellers has agreed to sell the Interests to Purchaser on the terms and conditions set forth in this Purchase Agreement.

R-4 Purchaser intends to make investigations regarding the Interests and the Property and Purchaser's intended use of the Property, as Purchaser deems necessary and desirable.

ARTICLE 1

**DEFINED TERMS**

1.1 Unless otherwise defined herein, terms with initial capital letters in this Purchase Agreement shall have the meanings set forth in this ARTICLE 1 below.

1.1.1 "**Acceptance Lease Amendment**" means an amendment to the Government Lease, which (i) establishes the lease commencement date for such Government Lease, (ii) states that Government accepts the tenant improvement work, including the applicable Improvements, required to be constructed pursuant to the Government Lease as being substantially complete in accordance with the terms and conditions of the applicable Government Lease and the final plans and specifications, and (iii) states that all of the leased premises under the applicable Government Lease has been accepted by Government in accordance with the terms and conditions of the applicable Government Lease.

1.1.2 "**Additional Deposit**" means an additional earnest money deposit in the amount of Sixty-Four Thousand Seven Hundred Fifty-Five and NO/100 Dollars ($64,755.00), which Purchaser shall deposit with the Escrow Agent within three (3) Business Days after the expiration of the Feasibility Period provided that this Purchase Agreement has not been terminated.

1.1.3 "**Building**" means that certain approximately 19,444 rentable square foot single-story office building located on the Land and having an address of 2495 General Armistead Avenue, Norristown, Pennsylvania 19403.

1.1.4 **"Business Day"** means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State in which the Land is located.

1.1.5 "**Certificate of Occupancy**" means, with respect to the Property, a permanent certificate of occupancy (or its equivalent) issued by the applicable governmental authority for the Improvements. For the avoidance of doubt, "Certificate of Occupancy" shall not include a temporary certificate of occupancy.

1.1.6 **"Closing"** means the consummation of the purchase and sale and related transactions contemplated by this Purchase Agreement in accordance with the terms and conditions of this Purchase Agreement. The Closing shall take place at the office of the Escrow Agent.

1.1.7 **"Closing Date"** means the first ($1^{st}$) Business Day following the date that is fifteen (15) days after the later of (i) expiration of the Feasibility Period, or (ii) if Purchaser has not elected to terminate this Agreement in accordance with the terms hereof, the date that is fifteen (15) Business Days following receipt of the Sellers' Response Notice or the date that the Sellers' Response Notice is due under **Section 6.2.1**, or such other date mutually agreed upon by Seller and Purchaser by written agreement, if any, provided, that, in each case, all of Purchaser's conditions to the Closing shall have been satisfied or waived in accordance with the provisions of this Agreement.

1.1.8 Reserved.

1.1.9 "**Construction Contracts**" means, with respect to the Property, the following contracts to the extent entered into by Property Owner listed on **Exhibit "1.1.9"** attached hereto and made a part hereof: (i) General Contractor's construction contract, (ii) engineer's agreement, (iii) architect's agreement, (iv) civil engineer agreement, (v) structural engineer

agreement, (vi) MEP engineer agreement, (vii) fire and life safety engineer agreement, (viii) traffic engineer agreement, (ix) commissioning agents agreement, and (x) contracts related to construction procured directly by Property Owner with a contractor or subcontractor to which the General Contractor is not party.

1.1.10 "**Contractor**" means, with respect to the Improvements, the General Contractor, applicable architect and applicable engineer.

1.1.11 **"Delinquent Rent"** shall have the meaning ascribed in **Section 7.1.4**.

1.1.12 **"Deposit"** means the Initial Deposit and the Additional Deposit.

1.1.13 "**Due Diligence Documents**" shall have the meaning ascribed in Section 5.3.

1.1.14 **"Effective Date"** shall have the meaning ascribed thereto in the Preamble.

1.1.15 **"Feasibility Period"** means the period beginning on the Effective Date and ending at 5:00 p.m. PM (Eastern) on August 1, 2022.

1.1.16 **"Financial Reports"** shall have the meaning ascribed in **Section 8.1.1.7**.

1.1.17 **"Fixtures and Tangible Personal Property"** means all of Property Owner's right, title and interest in and to all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, signage, appliances and other articles of tangible personal property now located on the Land or in the Improvements as of the Effective Date (or hereafter acquired by Property Owner prior to the Closing Date) and used or usable in connection with any present or future occupation or operation of all or any part of the Property. The term "Fixtures and Tangible Personal Property" does not include (i) equipment leased by Property Owner and the interest of Property Owner in any equipment provided to the Property for use, but not owned or Government Leased by Property Owner, (ii) property owned or leased by any VA Tenant or Medline Tenant and any guest, employee or other person furnishing goods or services to the Property, or (iii) any software owned by or licensed to Property Owner with respect to the Property or Property Owner.

1.1.18 "**General Contractor**" means, with respect to the Improvements, the duly licensed general contractor, holding all state, county and local licenses required to do business in the municipality in which all permits for the construction of any improvements has been issued. The General Contractor's name listed on the building permit and Certificate of Occupancy for the Improvements must be the same as listed on the General Contractor's warranty and GC Lien Waiver for the Property.

1.1.19 **"Government Lease"** means that certain U.S. Government Lease as described on **Exhibit 1.1.25** attached hereto and incorporated herein by this reference.

1.1.20 **"VA Tenant"** means the United States of America, acting by and through the Department of Veterans Affairs, as tenant under the Government Lease.

1.1.21 **"Improvements"** means all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Land, including without limitation, the Building.

1.1.22 "**Initial Deposit**" means Sixty-Four Thousand Seven Hundred Fifty-Five and NO/100 Dollars ($64,755.00), which Purchaser shall deposit with the Escrow Agent within three (3) Business Days of the Effective Date.

1.1.23 **"Land"** means all of those certain tracts of land described on **Exhibit 1.1.23** attached hereto, and all rights, privileges and appurtenances pertaining thereto.

1.1.24 "**Licenses**" means the licenses or other agreements for the leasing or licensing of rooftop space or equipment for installation or use for telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Property.

1.1.25 "**Lease**" or "**Leases**" each of the Government Lease and the Medline Lease individually or collectively as the context may require.

1.1.26 **"Management Agreement"** means that certain Management Agreement between Property Owner and its property manager pertaining to the Land and Improvements.

1.1.27 **"Medline Lease"** that certain Lease Agreement as described in **Exhibit 1.1.25** attached hereto and incorporated herein by this reference.

1.1.28 **"Medline Tenant"** means Medline Industries, Inc., an Illinois corporation, successor-in-interest to Plurogen Therapeutics, LLC as "Tenant" under the Medline Lease.

1.1.29 **"Miscellaneous Property Assets"** means all contract rights, Leases, concessions, warranties, licenses (including the Licenses), plans and specifications, drawings, franchises, logos, tradenames (including, without limitation, the name "VAF 2495 Gen Armistead Ave LLC", but specifically excluding any interest in the names "Catalyst", "Catalyst Capital", "Catalyst Encore", "Encore" and/or any derivation of any of the foregoing) trademarks, service marks, website domains, telephone numbers and advertising materials and other items of intangible personal property relating to the ownership or operation of the Property and owned by Property Owner excluding, however, (i) receivables for periods prior to the Closing Date, (ii) Property Contracts, (iii) any Construction Contract in connection with the development and construction of the Improvements (provided, however, all guaranties and warranties from Contractors, subcontractors or providers of materials or equipment relating to the Property, including the Warranties, shall be included in Miscellaneous Property Assets), (iv) the Leases, (v) Fixtures and Tangible Personal Property, (vi) cash or other funds, whether in petty cash or house "banks," or on deposit in bank accounts or in transit for deposit, (vii) refunds, rebates or other claims to cash, or any interest thereon, for periods or events occurring prior to the Closing Date, (viii) utility and similar deposits, (ix) insurance or other prepaid items, (x) any capital replacement, repair or other reserves held by Property Owner, or any other party on behalf of or for the benefit of Property Owner, with respect to the Property, (xi) Property Owner's proprietary books and records, and (xii) the Management Agreement, except to the extent that Sellers or Property Owner

receives a credit on the closing statement for any of the foregoing excluded items, in which event such item shall be transferred to Purchaser if transferable.

1.1.30 **"Permits"** means all licenses and permits granted by governmental authorities having jurisdiction over the Property owned by Property Owner and required in order to own and operate the Property.

1.1.31 **"Permitted Exceptions"** means those exceptions or conditions permitted to encumber or affect the title to the Property in accordance with the provisions of **ARTICLE 6**.

1.1.32 **"Property"** means the Real Property and all rights of Property Owner relating thereto, including without limitation, any rights, title and interest of Property Owner, if any, in and to (i) any strips and gores adjacent to the Land and any land lying in the bed of any street, road, or avenue opened or proposed, in front of or adjoining the Land, to the centerline thereof; (ii) any unpaid award for any taking by condemnation or any damage to the Property by reason of a change of grade of any street or highway; and (iii) all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Real Property, together with all Fixtures and Tangible Personal Property, all Property Contracts and the Leases, Permits and the Miscellaneous Property Assets owned by Property Owner which are located on the Property or used in its operation.

1.1.33 **"Property Contracts"** means all purchase orders, maintenance, service, cable or laundry contracts or utility contracts and similar contracts, excluding the Government Lease and the Medline Lease which relate to the ownership, maintenance, construction or repair and/or operation of the Property, but only to the extent transferable and shall also mean any third-party maintenance, service, marketing or other contract relating to the Property, all as described on **Exhibit 1.1.33** attached hereto.

1.1.34 **"Proration Period"** shall have the meaning ascribed thereto in **Section 7.1.3**.

1.1.35 **"Purchase Agreement" or "this Agreement"** means this Membership Interest Purchase and Sale Agreement by and between Sellers and Purchaser.

1.1.36 **"Purchase Price"** means Six Million Four Hundred Seventy-Five Thousand Five Hundred Eighty-Six and NO/100 Dollars ($6,475,586.00). The Purchase Price is based on the calculation set forth in **Exhibit 1.1.36** attached hereto and incorporated herein by this reference. Prior to the expiration of the Feasibility Period, upon mutual agreement, the Purchase Price may be adjusted based on the actual NOI of the Property (as determined by the parties in accordance with this Agreement) calculated using the Cap Rate. Purchaser and Seller shall confer to discuss any variances in the NOI of the Property in good faith, provided, however, that Sellers shall not be required to agree to any Purchase Price adjustment if Sellers believe in good faith that Purchaser's NOI calculations are incorrect.

1.1.37 "**Real Property**" shall mean the Land and Improvements, collectively.

1.1.38 "**Real Property PSA**" shall mean that certain Purchase and Sale Agreement, dated as of June 14, 2022, by and between Purchaser and its assigns, as "Buyer", and Sellers' affiliates, VAF 5700 Phoenix Place LLC; VAF 1275 Mall Drive LLC; VAF 100 Dawson Drive LLC; VAF 1937 Leitchfield Road LLC; VAF 220 Olympic Boulevard LLC; VAF 3114 Croasdaile Drive LLC; VAF 2985 S Cashua Drive LLC; and VAF 1309 Main Street LLC, collectively as "Sellers", for the purchase and sale of certain real property as more fully described therein.

1.1.39 **"Rents"** shall have the meaning ascribed thereto in **Section 7.1.2**.

1.1.40 **"Rejected Contracts"** shall have the meaning ascribed in **Section 6.3**.

1.1.41 **"Survey"** shall have the meaning ascribed thereto in **Section 6.1**.

1.1.42 **"Surviving Obligations"** shall mean Purchaser's obligations under **Sections 5.1.2, 5.3, 5.5, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 8.3, 10.1, 12.3, 15.13** and **ARTICLE 17** and the obligations of Sellers under **Sections 3.1.4, 7.1.2, 7.1.3, 7.1.4, 7.1.5**, **ARTICLE 8**, **Sections 9.1.9, 10.1, 15.13** and **ARTICLE 17**, which obligations shall survive Closing or termination of the Purchase Agreement as provided, and subject to the express limitations, herein.

1.1.43 **"Taxes"** shall have the meaning ascribed in **Section 8.2.1.4**.

1.1.44 "**Tenant**" or "**Tenants**" each of Medline Tenant and VA Tenant individually or collectively as the context may require.

1.1.45 "**Tenant Inducement Costs**" means any out-of-pocket payments required under a Lease or License to be paid by the lessor or licensor thereunder to or for the benefit of the Tenant or licensee thereunder, which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs and allowances, lease buyout costs, moving, design and refurbishment allowances and rent abatements.

1.1.46 **"Title Insurer" or "Escrow Agent"** means Fidelity National Title Company, 5516 Falmouth Street, Suite 200, Richmond, Virginia 23230, Attn: Chris Newman, Telephone: (804) 521-5738, Email: chris.newman@fnf.com.

1.1.47 "**Title Policy**" means an ALTA owner's title insurance policy covering the Real Property in the full amount of the Purchase Price, subject only to the Permitted Exceptions, and including the Non-Imputation Endorsement (hereinafter defined).

## ARTICLE 2

## PURCHASE AND SALE OF ENTITY

2.1 Sellers agrees to sell and convey the Interests to Purchaser and Purchaser agrees to purchase the Interests from Sellers, in accordance with the terms and conditions set forth in this Purchase Agreement.

## ARTICLE 3

## PURCHASE PRICE, DEPOSIT AND ESCROW PROVISIONS

3.1 The Purchase Price for the Interests shall be paid by Purchaser, as follows:

3.1.1 Purchaser shall, within three (3) Business Days after the Effective Date, deliver to the Escrow Agent, as escrow agent, the Initial Deposit in cash, by wire transfer or certified check. Purchaser shall deliver to Escrow Agent, as escrow agent, the Additional Deposit in cash, by wire transfer or certified check within five (5) Business Days following the expiration of the Feasibility Period, provided that this Purchase Agreement has not been terminated. If Purchaser does not deliver the Initial Deposit or the Additional Deposit within the required timeframe, and fails thereafter to deliver the Initial Deposit or the Additional Deposit within two (2) Business Days of written notice from Sellers of such failure, Sellers may terminate this Agreement upon written notice to Purchaser, without opportunity to cure or other required action, at any time prior to Purchaser's delivery of the Initial Deposit or the Additional Deposit, as applicable, in which event this Agreement shall be of no further force or effect.

3.1.2 The Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms hereof, subject to the terms of an Escrow Agreement to be entered into by Sellers, Purchaser and the Escrow Agent, the form of which is attached hereto as **Exhibit 3.1.2**. The Escrow Agent shall invest the Deposit in an interest-bearing bank account or money market fund or such investment as Sellers and Purchaser shall jointly agree, in writing, with such agreement being provided to Escrow Agent in writing.

3.1.3 If the sale of the Interests is closed by the date fixed therefor, all monies held as the Deposit (including the Initial Deposit and the Additional Deposit) shall be applied to the Purchase Price on the Closing Date and the balance of the Purchase Price shall be paid at Closing to Sellers in immediately available United States funds.

3.1.4 Sellers shall establish an account for delivery of all proceeds due to Sellers on the Closing Date and provide wire instructions to Escrow Agent and Purchaser with respect to such account on or prior to the Closing Date. At Closing, Purchaser shall be obligated to fund or to cause to be funded by Escrow Agent a single wire to such account for amounts due to Sellers pursuant to the final approved closing statement. Sellers shall be solely responsible for making distributions at or following Closing to each person or entity constituting Sellers in accordance with the applicable documents governing the relationship between such persons and entities. Provided that Purchaser delivers or causes to be delivered all amounts due and payable from Purchaser pursuant to this Purchase Agreement in accordance with this **Section 3.1.4**, Sellers and each person or entity comprising Sellers hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all costs, damages, claims or other liabilities (including, without limitation, reasonable attorneys' fees actually incurred) arising as a result of any dispute related to distributions of proceeds from Closing between the persons and entities comprising Sellers. The indemnity set forth in this **Section 3.1.4** shall survive Closing and shall constitute a "Surviving Obligation".

## ARTICLE 4

4.1 **Post-Closing NOI Adjustment.** Purchaser and Seller acknowledge that, as of the Effective Date hereof, the Property may not be fully assessed or re-assessed, including the value of any and all improvements completed on the Property, by the applicable taxing authorities following substantial completion of the Building. At Closing, Seller, Purchaser and Escrow Agent shall enter into a commercially reasonable escrow holdback agreement pursuant to which a portion of Seller's net sales proceeds in the amount of $1,054,155 (the "**Escrow Amount**") shall be held in escrow (or deposited into escrow by Seller, if applicable) with Escrow Agent until such time as further set forth herein, such amount being the parties' reasonable estimate of the maximum amount of the Purchase Price Adjustment (as hereinafter defined) following the full assessment or re-assessment of the Property (including any and all improvements completed on the Property), if any, for the July 1, 2023 through June 30, 2024 tax year by the Norristown Area School District taxing authority. If the Norristown Area School District taxing authority's annual real estate tax bill (or, if available sooner, evidence of the final certified value to appear on such bill) for the July 1, 2023 through June 30, 2024 tax year (with such evidence or bill being the "**2023 Tax Bill**") for the Property shall include a full assessment or re-assessment of the Property (including any and all improvements completed on the Property), then within sixty (60) days after Purchaser's receipt thereof, Purchaser and Seller shall re-calculate the NOI for the Property using the calculation set forth on **Exhibit 4.1** attached hereto and incorporated herein by this reference (such calculated adjustment to the NOI is referred to herein as the "**NOI Adjustment**") and the Purchase Price shall be redetermined by dividing the amount of the NOI Adjustment by the Cap Rate as set forth on **Exhibit 4.1** (such calculated adjustment to the Purchase Price is referred to herein as the "**Purchase Price Adjustment**"). Not later than three (3) Business Days after determination of the actual Purchase Price Adjustment, but subject to Sellers' right to contest the amount shown on the 2023 Tax Bill as hereinafter set forth, Purchaser shall provide notice to Escrow Agent of the actual Purchase Price Adjustment and Escrow Agent shall release the amount held in escrow under the escrow holdback agreement to Purchaser up to the amount of the actual Purchase Price Adjustment and (i) if the Purchase Price Adjustment exceeds the total Escrow Amount, Seller shall have no liability with respect to any excess, with the Escrow Amount being Sellers' maximum liability for any Purchase Price Adjustment, or (ii) if the Purchase Price Adjustment is less than the total Escrow Amount, Escrow Agent shall simultaneously release any remaining amount of the Escrow Amount that is less than the actual Purchase Price Adjustment to Seller. If the 2023 Tax Bill does not contain an adjustment to the assessed value of the Property, then the full Escrow Amount shall be released to Sellers and the terms of this Section 4.1 shall be of no further force and effect. Notwithstanding anything contained herein to the contrary, Sellers may, by written notice delivered to Purchaser within sixty (60) days after receipt of the 2023 Tax Bill, elect to contest the assessed value shown on the 2023 Tax Bill, in which event any Purchase Price Adjustment shall be determined following the final adjudication of such contest. Purchaser shall reasonably cooperate with Seller, at no cost and expense to Purchaser, in the pursuit of any such tax contest including, but not limited to, but executing any authorization letter or other document required to be executed by Property Owner in connection with such contest. The provisions of this **Section 4.1** shall survive Closing indefinitely.

ARTICLE 5

**FEASIBILITY PERIOD**

5.1 **Access**.

5.1.1 From and after the earlier to occur of the Effective Date of the Real Property PSA and the Effective Date hereof through the Closing (but in all events subject to the Tenants' rights under the Leases), Purchaser, personally or through its authorized agent or representatives, shall be entitled, upon at least three (3) Business Day's advance written notice to Sellers or Sellers' agent and upon Sellers receiving approval for such entry from either Tenant, if required (provided, Sellers will use commercially reasonable efforts to obtain Tenants' approval to Purchaser's entry within such three (3) Business Day period following Sellers' receipt of Purchaser's written request to enter the Property), to enter upon the Property during normal business hours and shall have the right to make such investigations, including tenant interviews (with the applicable Tenant or its designated representative(s) or designated contracting officer) and interviews of the General Contractor and its employees directly responsible for completing the Improvements for the Property, provided Sellers shall have prior notice of all interviews provided for under this **Section 5.1.1** and shall have the right to have a representative present at such interview, property condition report, appraisals, non-invasive engineering studies, non-invasive soil tests, environmental studies and underwriting analyses, as Purchaser deems necessary or advisable and as allowed hereunder; provided, however, Sellers and their representatives, agents, and/or contractors shall have the right to be present during any of Purchaser's investigations, which representatives shall be made reasonably available for such purposes; and provided further, that Purchaser or its agents or representatives shall be required to go through all standard security protocol required by Tenants or the on-site local manager of the facility. Purchaser shall have the right (at Purchaser's sole expense) to conduct a standard Phase I environmental site assessment. Purchaser must obtain Sellers' prior written approval of the scope and method of any environmental testing or investigation (other than a standard Phase I environmental site assessment) and any inspection which would materially alter the physical condition of the Property, prior to Purchaser's commencement of such inspections or testing, which consent shall not be unreasonably withheld. Purchaser shall keep any and all matters disclosed by any environmental assessment confidential, not to be released to any third party (except Purchaser's accountants, lawyers and other professionals) unless authorized by Sellers or required by law. Purchaser's activities at the Property shall be conducted in such a manner so as not to unreasonably interfere with the occupancy of Tenants or their employees, licensees or invitees. Purchaser shall, at Purchaser's sole cost and expense, restore any damage or destruction to the Property occurring as a result of any act or omission of Purchaser or its agents by reason of such tests, studies or investigations (recognizing that mere disclosure or discovery of existing conditions shall not give rise to any obligation of Purchaser hereunder). Purchaser hereby agrees to indemnify and hold Property Owner and Sellers (and Property Owner's and Sellers' agents, advisors, partners, members, owners, officers and directors, as the case may be) harmless from and against any losses, damages, injuries, claims, or causes of action, liabilities and expenses (including reasonable legal fees and expenses) arising from (i) the breach of Purchaser's obligations set forth in this **Section 5.1.1** or (ii) the presence on the Property of Purchaser or Purchaser's agents or independent contractors, including without limitation, any physical damages or injuries to people or property

and any mechanics' or materialmen's liens asserted against the Property by any party performing services or providing materials on behalf of Purchaser or its agents or contractors, excluding, however, any costs, liabilities or damages attributable to Sellers' gross negligence or willful misconduct or costs liabilities or damages arising or occurring from or in connection with the mere disclosure or discovery of existing conditions on the Property (as opposed to conditions that are caused, disturbed or exacerbated by Purchaser), and, in no event shall Purchaser be liable for any consequential, punitive or special damages. In addition, in conducting its inspections, Purchaser (and any person acting on behalf of Purchaser) shall: (a) comply with all applicable laws, codes and regulations with respect to the Property; (b) promptly pay when due the costs of all inspections done with regard to the Property; and (c) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder. The provisions of this Section 5.1.1 shall survive the Closing or termination of this Agreement.

5.1.2 At least three (3) Business Days prior to any entry and inspection (or such longer period as may be required by the terms of the Leases), Purchaser shall: (a) deliver to Sellers written notice of its intention to enter the Property to conduct such inspection and the proposed time of such entry (Sellers shall have the right to reasonably approve such timing and shall have the right to have one or more of its agents or representatives accompany Purchaser and Purchaser's representatives at all times while Purchaser or Purchaser's representatives are on the Property); (b) provide Sellers with a certificate of insurance from Purchaser and Purchaser's representatives inspecting the Property (from an insurance carrier licensed to conduct business in the State of Pennsylvania) evidencing the existence of (i) commercial general liability insurance, in an amount not less than One Million and No/100 US Dollars ($1,000,000.00) combined limits for any injuries, deaths or property damage sustained as a result of any one accident or occurrence, (ii) worker's compensation insurance at statutory limits, and (iii) employer's liability insurance in an amount not less than One Million and No/100 US Dollars ($1,000,000.00) for each accident, disease per employee and disease policy limit. The commercial general liability insurance shall name Property Owner, Sellers and its agents as additional insureds. Notwithstanding the foregoing, Purchaser shall in no event be responsible for any liabilities or conditions existing at the Property (including the existence of any Hazardous Materials (hereinafter defined) which might cause expenses, claims or causes of action against Sellers which are merely disclosed or discovered (as opposed to conditions that are caused, disturbed or exacerbated by Purchaser) on the Property during any such inspection or investigation. The provisions of this Section 5.1.2 shall survive the Closing or termination of this Purchase Agreement for any reason.

5.2 **Feasibility Period**. From and after the earlier to occur of the Effective Date of the Real Property PSA and the Effective Date hereof through the Feasibility Period, Purchaser shall have the right to physically inspect the Property, review the economic data, underwrite the Tenants and review the Leases and any supplements or amendments thereto, conduct appraisals, perform examinations of the physical condition of the Improvements in accordance with **Section 5.1** above, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Sellers to Purchaser pursuant to **Section 5.3** below, and all records and other materials related thereto as Purchaser deems appropriate.

5.3 **Items to be Provided by Sellers**.

5.3.1 On or before the earlier to occur of the Effective Date of the Real Property PSA and the Effective Date hereof, Sellers shall deliver to Purchaser complete copies (in electronic form via an online data room) of all of the information set forth on **Exhibit 5.3** attached hereto and incorporated herein that are in Sellers' possession or control (collectively, the "**Due Diligence Documents**"). Notwithstanding anything contained herein to the contrary, Seller shall not be required to deliver to Purchaser (I) any confidential internal memorandum or other proprietary information of Seller with respect to the Property, (II) any appraisals of the Property, (III) any reports or studies relating to the Property prepared or performed on Seller's behalf by third parties which, pursuant to their terms, are privileged, confidential or proprietary, (IV) Seller's Construction Contracts, and (V) any loan documents of Property Owner or Seller or any correspondence between Property Owner and/or Seller and Property Owner and/or Seller's lenders. Sellers agrees to notice and make available to Purchaser any new material Due Diligence Documents as it becomes available, including without limitation revisions to the plans and specifications of the Improvements that may be required by Tenants. Where audited financial statements are required, to the extent Sellers does not have audited financial statements, Purchaser shall have the right (but not the obligation), at its sole cost and expense, to have its auditor conduct an audit of the property financial statements and other information. Where financial statements are required to be prepared in accordance with generally accepted accounting principles (GAAP), to the extent Sellers does not have such financial statements, Purchaser shall have the right (but not the obligation), at its sole cost and expense, to have its accountants prepare Sellers' financial statements in accordance with GAAP. In addition to the foregoing, Sellers shall, without cost or expense to Sellers, (i) reply to any inquiries from Purchaser concerning any contact information in Sellers' possession for any party holding a restrictive covenant, easement, declaration or other matter of record, (ii) permit Purchaser to contact such parties provided Purchaser provides advance written notice to Sellers and Sellers has the right to be present for any communications, and (iii) reasonably cooperate with Purchaser's efforts to obtain a Statement of Lease from VA Tenant and the Medline Estoppel Certificate from the Medline Tenant. If this Purchase Agreement is terminated by either party before the Closing for any reason, Purchaser shall promptly return to Sellers copies of all Due Diligence Documents provided by Sellers to Purchaser. Sellers make no representation or warranty as to the accuracy or correctness of any information contained within the Due Diligence Documents and Purchaser acknowledges and agrees that Purchaser is responsible under this Purchase Agreement for making, and shall rely solely and exclusively upon, its own independent inspections and evaluations of the Property and the income potential thereof by Purchaser's own separate and independent means. Sellers shall use reasonable efforts to cause the consultant(s) that prepared third-party diligence reports for the Property, and any consultant that prepared or prepares any other report with respect to the Property for Sellers, to deliver to Purchaser a reliance letter permitting Purchaser to rely on such reports in form and content reasonably acceptable to Purchaser, provided that, if any such consultant requires the payment of a fee or charge for the issuance of a reliance letter, Sellers shall not be obligated to deliver such reliance letter to Purchaser unless Purchaser pays such fee or charge.

5.3.2 On or before the expiration of the Feasibility Period, Sellers shall deliver to Purchaser full, accurate and complete copies of each of the following: (i) the final,

unconditional lien waiver executed by the General Contractor in connection with the completion of the construction of the Improvements in the form attached hereto as **Exhibit 5.3.2** and incorporated herein by this reference (the "**GC Lien Waiver**"); and (ii) the AIA Document G-704 Certificate of Substantial Completion executed by the architect for the Improvements, the General Contractor and Property Owner evidencing substantial completion of construction of the Improvements (the "**Certificate of Substantial Completion**").

5.4 **Possible Early Termination**. Purchaser shall have the right to approve in Purchaser's sole and absolute discretion, the Property, the Due Diligence Documents, the Preliminary Report, any Supplemental Report, the Survey, the UCC Searches, or any other matter whatsoever regarding the Property. On or before the last day of the Feasibility Period, Purchaser may provide written notice(s) ("**Approval Notice**") to Sellers and Escrow Agent that Purchaser has approved the Property. At any time prior to the expiration of the Feasibility Period, for any reason or no reason, Purchaser may provide written notice(s) to Sellers and Escrow Agent disapproving the Property ("**Disapproval Notice**"). Upon the giving of a Disapproval Notice, this Purchase Agreement shall automatically terminate, and the provisions of **Section 5.5** shall apply. In the event Purchaser fails to provide an Approval Notice or a Disapproval Notice prior to the expiration of the Feasibility Period, Purchaser shall be deemed to have approved the Property and shall proceed to Closing.

5.5 **Consequences of Early Termination**. Upon the timely giving of a Disapproval Notice or upon any other termination of this Purchase Agreement that entitles the Purchaser to the return of the Deposit, this Purchase Agreement shall immediately terminate, and the parties shall be released from all further obligations under this Purchaser Agreement (except with respect to any provisions that by their terms survive a termination of this Purchaser Agreement) and the Deposit shall be returned to Purchaser without the need for additional approval from Sellers provided that Sellers is given at least two (2) Business Days' advance written notice of Purchaser's intent to request that Escrow Agent return the Deposit.

## ARTICLE 6

## TITLE AND SURVEY

6.1 **Title and Survey**.

6.1.1 Seller shall make available to Purchaser on or before the earlier to occur of the Effective Date of the Real Property PSA and the Effective Date hereof (i) a copy of its existing owner's title insurance policy for the Property, and (ii) the most recent survey of the Property in the possession of Seller, which shall contain a written legal description of the applicable Property.

6.1.2 During the Feasibility Period, Purchaser may obtain a preliminary title report or commitment (the "**Preliminary Report**") from Escrow Agent (referred to herein in such capacity as, the "**Title Company**"), together with legible copies of all recorded encumbrances and exceptions to title, as well as an existing survey, if any, from Sellers. Purchaser shall, at its option, (i) conduct UCC searches covering Sellers and the Property (the "**UCC Searches**") and (ii) order an as-built survey of the Real Property and Improvements by a licensed surveyor or registered

professional engineer (the "**Survey**"). All items sought or obtained pursuant to this **Section 6.1.2** shall be at the Purchaser's sole expense.

6.2 **Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination**.

6.2.1 On or prior to the expiration of the Feasibility Period (or, if such date is not a Business Day, the next Business Day following such date) (the "**Objection Period**"), Purchaser may deliver to Sellers a notice (the "**Title Objection Notice**") setting forth (i) any matters shown on the Preliminary Report, Survey or UCC Searches to which Purchaser objects and requires be eliminated, (ii) any modifications, supplements or other modifications to the Preliminary Report or Survey with respect to any of the legal description, description of exceptions or other matters set forth in the Preliminary Report or Survey, and (iii) any endorsements or other affirmative title insurance coverage required to be included in the Title Policy (collectively, clauses (i), (ii) and (iii) herein shall be referred to hereinafter as the "**Title Objections**"). Purchaser may make its determination of whether any of the matters contained in the Preliminary Report, Survey or UCC Searches (as applicable) are appropriate or are objectionable in its sole discretion. Purchaser's failure to give the Title Objection Notice on or prior to the expiration of the Objection Period, shall be deemed to constitute Purchaser's approval of all matters disclosed in the Preliminary Report, Survey, or UCC Searches (as applicable), and such matters shall constitute "Permitted Exceptions". If Purchaser delivers a Title Objection Notice, Sellers may, within fifteen (15) Business Days following the receipt of Purchaser's notice, provide Purchaser with written notice of Sellers' election of whether or not to remove or otherwise cure to Purchaser's satisfaction the Title Objections prior to the Closing ("**Sellers' Response Notice**"); provided however, and notwithstanding Purchaser's inclusion or lack thereof in any Title Objection Notice, Sellers shall be obligated to eliminate all existing liens secured by security deeds or deeds to secure debt encumbering the Property entered into or assumed by Sellers, mechanics' liens not caused by Purchaser or its agents as a result of Purchaser's inspections pursuant to the terms of this Purchase Agreement, judgment liens not caused by Purchaser or its agents as a result of Purchaser's inspections pursuant to the terms of this Purchase Agreement, and delinquent taxes (collectively, "**Monetary Liens**") and any exceptions created or consented to by Sellers after the Effective Date unless approved in writing by Purchaser, which Sellers shall cause to be released at Closing. Except as otherwise set forth herein, Sellers shall not be obligated to cure any objection by Purchaser. Further, with respect to mechanics' liens, if Sellers are contesting the validity or amount of any such lien in good faith, then in lieu of satisfying any such lien, Sellers shall have the right to cause the Title Company to insure over such lien in the Title Policy by bonding, deposit of funds, or otherwise. If Sellers' Response Notice does not elect to cure all items contained in any Title Objection Notice, then Purchaser may either (i) elect to terminate this Purchase Agreement, or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item by delivering notice of Purchaser's election to Sellers within fifteen (15) Business Days following the receipt of the Sellers' Response Notice. If Sellers fails to timely deliver the Sellers' Response Notice within such fifteen (15) Business Day period, then Sellers shall be deemed to have elected not to cure all of the disapproved matters set forth in Purchaser's Title Objection Notice, and Purchaser may either (i) elect to terminate this Purchaser Agreement, or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item, and notice of such election shall be made by delivering notice

of Purchaser's election to Sellers within fifteen (15) Business Days following the date on which Sellers was otherwise to deliver the Sellers' Response Notice. If Purchaser fails to terminate this Purchase Agreement on or prior to the expiration of the Feasibility Period then Purchaser shall be deemed to have approved those matters that Sellers have elected not to cure, all such items shall be deemed "**Permitted Exceptions**", this Purchase Agreement shall continue in full force and effect, and the Deposit shall become non-refundable to Purchaser except as otherwise expressly set forth in this Purchase Agreement.

6.2.2 Any matters that appear of record between the effective date of the Preliminary Report and Closing shall be reported to Purchaser from the Title Company in a supplemental title report ("**Supplemental Title Report**"). Within ten (10) days following Purchaser's receipt of the Supplemental Report, Purchaser may deliver to Sellers a notice (the "**Supplemental Title Objection Notice**") setting forth (i) any matters shown on the Supplemental Report that are not shown on the Preliminary Report, any matters first shown on an update of the Survey or updated UCC Searches to which Purchaser objects and requires be eliminated, or (ii) any modifications, supplements or other modifications of any the legal description, description of exceptions or other matters set forth in the Supplemental Report or an updated Survey (collectively, clauses (i) and (ii) herein shall be referred to hereinafter as the "**Supplemental Title Objections**"). All other terms and conditions regarding title objections, responses, and remedies contained in **Section 6.2.1** shall apply to the Supplemental Title Objections as if fully set forth herein.

6.3 Purchaser shall notify Sellers on or before the last day of the Feasibility Period of any maintenance, service or similar contract which relate to the ownership, maintenance, construction or repair and/or operation of the Property, including the Property Contracts, that Purchaser does not desire to assume ("**Rejected Contracts**"). Promptly after it is determined that Purchaser has elected to proceed to Closing, Sellers shall give notice of cancellation to each service provider under the Rejected Contracts, such cancellation to be at Seller's sole cost and expense. To the extent that as of Closing any of the Rejected Contracts have not yet terminated (due to less advance notice of cancellation than required thereunder) Purchaser shall assume the obligations of such Rejected Contract after Closing until the cancellation becomes effective, provided that all costs and expenses of such Rejected Contracts shall be prorated as of Closing. From the Effective Date hereof until the Closing or earlier termination of this Agreement, Sellers shall not amend, terminate or materially modify any Property Contract or enter into any new third-party service contracts with respect to any portion of the Property that cannot be cancelled upon no more than thirty (30) days' notice without the payment of any termination fee or penalty by Purchaser (or unless Sellers covenant and agree to pay such termination fee), without the prior written consent of Purchaser, which consent may be given or withheld in Purchaser's sole discretion. Sellers shall provide to Purchaser full, complete and accurate copies of all Property Contracts entered into after the Effective Date in accordance with terms and conditions of this **Section 6.3**. within two (2) Business Days after the full execution thereof.

## ARTICLE 7

## CLOSING

7.1 Dates, Place of Closing, Prorations, Delinquent Rent and Closing Costs.

7.1.1 The Closing shall occur no later than 4:00 p.m. prevailing Charlotte, North Carolina time on the Closing Date.

7.1.2 While the transaction contemplated by this Purchase Agreement is directly a transfer of the Interests to Purchaser, the parties agree to prorate the revenue and expenses of the ordinary operation of the Property as if Sellers were selling the Property as a straight asset sale of the Property to Purchaser. Thus, all normal and customarily proratable recurring income and expense items of an asset sale of improved real property, including, without limitation, Rents (as defined below), operating expenses, real and personal property taxes, Property Contracts, any additional service contracts that Purchaser elects to assume and other operating expenses and fees of the Property, shall be prorated as of the Closing Date, Sellers being charged or credited, as appropriate, for all of same attributable to the period through and including the day immediately preceding the Closing Date (and credited for any amounts paid by Property Owner and attributable to the period on and after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, all of same attributable to the period on and after the Closing Date. All deposits required under the Leases not applied prior to the Closing Date, if any, shall be transferred by Sellers to Purchaser at Closing via payment in good funds to Purchaser or a credit to Purchaser on the Closing Statement. Purchaser shall assume at Closing the obligation to pay any payments due parties under the Property Contracts assumed by Purchaser, provided all of the foregoing have been prorated. Any delinquent real estate taxes and assessments shall be paid at Closing. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing (collectively, the "**RE Taxes**"), shall be prorated to the date of Closing in accordance with the customary method of tax proration in the county where the Premises are located, based upon the most recent tax bills issued. If the bill for the RE Taxes has been issued as of the Closing Date and not yet paid by Sellers, the RE Taxes shall be paid at Closing, and the RE Taxes shall be prorated in accordance with the customary method of tax proration as set forth above. All refunds or tax savings relating to real estate taxes (x) shall inure to the benefit of Sellers if such refunds or tax savings relate to any period for which Sellers owned the Premises, offsetting any expenses and fees Purchasers have incurred to realize such refunds or tax savings, and (y) shall inure to the benefit of Purchasers if such refunds or tax savings relate to any period for which Purchasers owned the Premises; provided, however, each party shall pay its proportionate share of the legal and consulting fees actually incurred in connection with either party's application for such refunds and tax savings, which proportionate share shall be based on the amount of tax refunds or tax savings received by each party. Notwithstanding anything in this Purchase Agreement to the contrary, (i) to the extent that any portion of RE Taxes are the responsibility of a Tenant under the Leases, such portion that is the responsibly of Tenant shall not be prorated at Closing, and (ii) Purchaser and Sellers acknowledge and agree that, notwithstanding the fiscal or calendar year on which RE Taxes are assessed by the applicable governmental authorities with respect to the Property, Sellers shall be solely liable for RE Taxes applicable

to all periods prior to the Closing Date (including any full assessment of the Property to the extent related to the period prior to the Closing Date), and Purchaser shall be solely liable for real and personal property ad valorem taxes and assessments applicable to all periods on and after the Closing Date. Any special assessment liens encumbering the Property as of the Closing Date and any special assessments due in installments (including, but not limited to, installments payable after the Closing Date) which arise from completed improvements located on the Property as of the Closing Date shall be paid by Sellers. Purchaser shall assume and pay all other special assessment liens encumbering the Property. For purposes of this **Section 7.1.2** and **Sections 7.1.3** and **7.1.4** the terms **"Rent"** and **"Rents"** shall include monthly rent and additional rent (but shall specifically exclude PO Reimbursable Costs (hereinafter defined), which shall belong solely to Sellers. The provisions of this **Section 7.l.2** shall survive Closing and shall expire at the end of the Proration Period (as defined below), provided that any re-proration for RE Taxes in connection with the full assessment of the Property applicable to the period prior to Closing shall survive Closing indefinitely.

7.1.3 If any of the items subject to proration hereunder cannot be prorated at the Closing because the information necessary to compute such proration is unavailable, or if any errors or omissions in computing prorations at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period (the "**Proration Period**") from the Closing Date until three hundred sixty-five (365) days after the Closing Date, provided, however, that, in the event that the Taxes for the calendar year in which Closing occurs are adjusted post-Closing based upon a re-assessment of the Property Purchaser and Sellers shall have until the date that is three hundred sixty five (365) days after such re-assessment to re-apportion Taxes. Neither party hereto shall have the right to require a recomputation of a Closing proration or a correction of an error or omission in a Closing proration unless within the Proration Period one of the parties hereto (i) has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given notice thereof to the other party together with a copy of its good faith recomputation of the proration and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to proration hereunder and to give Notice thereof as provided above within the Proration Period shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date. Any utility or other deposits or infrastructure reimbursements or payments relating to the construction of the Property and paid by Sellers or Property Owner prior to Closing but reimbursed, returned or paid to Sellers or Property Owner after Closing, shall belong to Sellers and Purchaser agrees to cooperate with Sellers with respect to any such funds. The provisions of this **Section 7.1.3** shall survive Closing and shall expire at the end of the Proration Period.

7.1.4 Since prorations are being made as if the Property was being sold to Purchaser as an asset sale of the Property, if on the Closing Date any Tenant is in arrears in any Rent payment under a Lease, including any Rent payable with respect to the month in which the Closing occurs (the "**Delinquent Rent**"), any Delinquent Rent received by Purchaser and Property Owner from such Tenant after the Closing shall be applied to amounts due and payable

by such Tenant during the following periods in the following order of priority: (i) first, to the month of the Closing Date, (ii) second, to months after the month of the Closing Date, and (iii) third, to months before the month of the Closing Date. If Delinquent Rent or any portion thereof received by either Sellers or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the party to which such amounts are due. After the Closing, Purchaser shall use commercially reasonable efforts to collect Delinquent Rent owed to Sellers by any Tenant; provided, however, that Purchaser's obligation to pursue such Delinquent Rents shall not obligate Purchaser (and Sellers shall have no right) to terminate any Lease with an existing Tenant or evict any existing Tenant from the Property. For avoidance of doubt, Purchaser and Sellers acknowledge and agree that, for purposes of this Purchase Agreement, Delinquent Rent shall not be prorated at Closing, but shall be treated in the manner established pursuant to this **Section 7.1.4**, notwithstanding anything in this Purchase Agreement to the contrary. Only in the event that the Medline Estoppel Certificate states that Property Owner is owed Delinquent Rent from Medline Tenant as of the Closing Date, Sellers shall be permitted to directly pursue Medline Tenant for Delinquent Rent pertaining to the period prior to Closing, so long as Sellers do not pursue termination of the Medline Lease and/or eviction of Medline Tenant from the Property. The provisions of this **Section 7.1.4** shall survive Closing and shall expire at the end of the Proration Period.

7.1.5 Sellers and Purchaser shall share equally in the costs of the escrow closing fees of the Escrow Agent. Seller shall pay for (i) any applicable transfer taxes and county stamp taxes, (ii) the costs to record all documents to cure any title or survey objections agreed to be cured by Seller, the costs to record releases of all liens (including Monetary Liens) to be released at Closing, (iii) the costs associated with title matters for which Seller is obligated or undertakes to cure (including all legal costs in connection therewith and all costs of recording any curative instruments), and (iv) the costs to obtain certificates or reports of real estate taxes and assessments that are required by the Title Company for issuance of the Title Policy. Purchaser shall pay for (i) the cost of the owner's title insurance policy, (ii) the cost of the Survey, (iii) all of its due diligence costs, and the costs of any new or updated third party reports related to the Property, and the costs of any and all consultants, inspections or tests associated with Purchaser's due diligence; (iv) all owner title endorsements required by lender or Purchaser (including, without limitation, the Non-Imputation Endorsement), and (v) the fees of its own counsel. All closing costs and fees other than those allocated in this Purchase Agreement shall be paid by Purchaser and/or Sellers in accordance with the custom of the city and state in which the Land is located; provided, however, that notwithstanding anything in this Purchase Agreement to the contrary, Purchaser and Sellers acknowledge and agree that, in connection with the transfer of the Interests, Sellers will be responsible for any and all transfer tax or other sums assessed on or as a result of the transfer of the Interests (if the same is deemed to constitute a transfer of real property) by the applicable governmental authorities in the jurisdiction where the Property is located, which shall be paid in full by Sellers at Closing. The provisions of this **Section 7.1.5** shall survive Closing and shall expire at the end of the Proration Period.

7.1.6 Purchaser and Sellers hereby agree that if the Closing occurs, effective as of the Closing without the need for any further documentation or confirmation: (a) in

connection with the sale, assignment and transfer of the Interests contemplated under this Purchase Agreement, Sellers, hereby waive any and all rights under the Operating Agreement to restrict or prohibit the sale, assignment or transfer of the Interests in Property Owner to the extent such sale would constitute a deemed termination of the Property Owner pursuant to Section 708 of the Internal Revenue Code, (b) Sellers hereby waive any and all current or future rights they may have or may have had as members, managers and officers of Property Owner to indemnification or advances of expenses, (c) any tax matters partner is hereby terminated, with such termination effective, in each case, as of the Closing without further notice or action required by Sellers, (d) to the extent required, the admission of Purchaser or its assign as a Member of the Property Owner is hereby consented to by Sellers effective as of the Closing, (e) by their execution of this Purchase Agreement Sellers hereby consent to the sale of the Interests (and the Property) in accordance with the terms of the Operating Agreement and (f) all rights under the Operating Agreement that may prevent Sellers from performing under this Purchase Agreement are hereby waived by Sellers. For purposes hereof, Purchaser shall be deemed a third-party beneficiary with respect to the terms of this **Section 7.1.6** as the same affects the Operating Agreement. Upon Purchaser's admission as the sole member of the Property Owner, Purchaser shall have all of the respective powers and rights of a member of a limited liability company formed under the Delaware Limited Liability Company Act, including, without limitation, all of the rights to the capital accounts, allocations of profits, losses and distributions of cash, including any proceeds from a sale or refinancing of the Property Owner's assets and all rights in and to any distributions that may be made on account of the members in the Property Owner, from and after the Closing, including, without limitation, distributions relating to a return of capital and distributions made after Closing but declared prior to Closing, or from which the proceeds were generated prior to Closing. The admission of Purchaser or its assign as the sole member of the Property Owner shall have no effect on the ownership by the Property Owner of the Property. This **Section 7.1.6** shall survive Closing indefinitely.

7.1.7 Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that any amounts owed by the Government to Property Owner as "lessor" pursuant to the Government Lease with regard to reimbursement to Property Owner as "lessor" for the cost of construction of Improvements (including amounts for change orders completed by Property Owner at request of Government, whether completed by the Property Owner before or after Closing) or any other payment characterized as a lump sum payment with respect to the Property, including but not limited to any lump sum payment referred to in **Section 3** of the Government Lease and subject to adjustment, costs associated with Building Physical Security (as referred to in **Section 3** of the Government Lease and subject to adjustment), costs associated with Building Sustainability and Energy Savings (as referred to in **Section 3** of the Government Lease and subject to adjustment), Schedule B – Special Requirements, and Schedule C – Unit Costs and Prices (collectively, the "**PO Reimbursable Costs**") are the property of the Sellers and shall be paid to the Sellers. If all or any portion of the PO Reimbursable Costs is paid to Property Owner and/or Purchaser following Closing, then Purchaser shall promptly pay the Sellers the amount so received. In the event that Government requests a change order with respect to the Improvements at the Property and such change order is not fully completed as of the Closing, Purchaser and the

Sellers shall mutually agree upon the prosecution of such remaining work to complete such change order and payment of reimbursement therefor from Government prior to such Closing.

7.2 **<u>Items To Be Delivered Prior To Or At Closing</u>**.

**7.2.1** **<u>Sellers</u>**. At Closing, Sellers shall deliver to Purchaser, each of the following items, fully executed, as applicable:

7.2.1.1 An Agreement of Assignment and Assumption (the "Assignment") in the form set forth on **<u>Exhibit 7.2.1.1</u>**, attached hereto and incorporated herein with respect to the Interests.

7.2.1.2 The certificate of formation and operating agreement of Property Owner certified as being true, complete and correct in all respects, together with any amendments thereto required by Purchaser in connection therewith, including the appointment of a new registered agent and any amendments to the Operating Agreement to correct the name of the Property Owner.

7.2.1.3 Proof that Property Owner and, if applicable, each of the Sellers, is duly and validly organized and presently existing in good standing under the laws of its respective state of formation together with the applicable authority documents (including authorizing consents and resolutions), authorizing the sale of the Interests to Purchaser and the execution, delivery and performance by Sellers of this Purchase Agreement and each document to be executed and delivered by Sellers in connection with this Purchase Agreement and designating one or more officers to execute documents in Sellers' name in connection herewith.

7.2.1.4 All certificates and assignments evidencing the Interests, if any.

7.2.1.5 A Closing Statement executed by Sellers.

7.2.1.6 A Sellers' affidavit in the customary form reasonably acceptable to Sellers, executed by, and binding on, Sellers (rather than Property Owner), to enable Title Insurer to delete the standard exceptions to the title insurance policies to be issued pursuant to the Title Commitment (other than matters constituting any Permitted Exceptions).

7.2.1.7 A certification of Sellers' non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

7.2.1.8 Except for the items expressly listed herein to be delivered at Closing, delivery of any other required items shall be deemed made by Sellers to Purchaser, if Sellers leave such documents at the Property in their customary place of storage or in the custody of Purchaser's representatives.

7.2.1.9 To the extent in Sellers' or Property Owner's possession or control, original copies of the Leases and Property Contracts, Lease files, keys to the property, Property Owner's books and records (other than proprietary information) regarding the Property together with all logins and passwords for all electronic devices including without limitation building

automation systems, HVAC controls, lighting controls, sprinkler controls and energy tracking programs.

7.2.1.9 Evidence of notice of termination of (or issuance of termination notice with respect to) the Rejected Contracts as required in **Section 6.3**, together with evidence of payment of any termination fees in connection therewith by the applicable Seller.

7.2.1.10 An executed notice in the form of **Exhibit 7.2.1.10** attached hereto which Purchaser shall send to each vendor under each of the Property Contracts that remain in effect under **Section 6.3** following Closing, if applicable (the "**Vendor Notices**").

7.2.1.11 Proof that the Management Agreement has been terminated and is of no further force or effect.

7.2.1.12 A Tenant notice letter modifying rent payment addresses and management company information, if requested and prepared by Purchaser.

7.2.1.13 The warranty book for the Property containing all warranties from any subcontractors, trade contractors, suppliers, etc., relating to the Property and the construction of the Improvements thereon, including without limitation, the Warranties.

7.2.1.14 Duly executed copies or originals (if available) of the Statement of Lease and Medline Estoppel Certificate (each as hereafter defined) required under **Section 9.1.5** and **Section 9.1.6** of this Agreement.

7.2.1.15 Duly executed copies or originals (if available) of the GC Lien Waiver and the Certificate of Substantial Completion.

7.2.1.16 Such customary and commercially reasonable evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) debts and liens, including mechanics' or materialmen's liens; (ii) parties in possession; (iii) the status and capacity of Sellers and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; (iv) restrictions relating to COVID-19; or (v) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

7.2.1.17 A resignation of all managers of Property Owner without right to severance or other compensation upon or after Closing in substantially the form attached hereto as **Exhibit 7.2.1.17**.

7.2.1.18 An indemnity from a creditworthy entity acceptable to the Title Company in the form attached hereto as **Exhibit 7.2.1.18** that will enable the Title Company to issue a non-imputation endorsement pursuant to which the knowledge of the

Sellers prior to Closing shall not be imputed to Purchaser or Property Owner after Closing (the "**Non-Imputation Endorsement**").

7.2.1.19 A Realty Transfer Tax Declaration of Acquisition (form 1728) with regard to the transfer of the Interests from Seller to Purchaser, together payment of the amount of Realty Transfer Tax by reason thereof.

7.2.1.20 A copy of the escrow holdback agreement executed by Sellers pursuant to under **Section 4.1**, if applicable pursuant to **Section 4.1**.

7.2.1.21 A copy of the fully-executed novation of the Government Lease from Purple Heart to Property Owner in such customary form as the VA Tenant may provide pursuant to the Government Lease.

7.2.1.22 If obtained, a copy of the fully-executed Contractor Estoppel Certificate from Property Owner's General Contractor.

7.2.1.23 Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Purchase Agreement.

7.2.1 **Purchaser**. At Closing, Purchaser shall deliver to the Escrow Agent (for disbursement to Sellers upon the Closing) the following items with respect to the Interests being conveyed at such Closing:

7.2.2.1 The full Purchase Price as required by **ARTICLE 3** hereof plus or minus the adjustments or prorations required by this Purchase Agreement.

7.2.2.2 A countersigned counterpart of the Assignment.

7.2.2.3 A closing statement executed by Purchaser.

7.2.2.4 A copy of the escrow holdback agreement executed by Purchaser pursuant to **Section 4.1**, if applicable pursuant to **Section 4.1**.

7.2.2.5 Proof that Purchaser is duly and validly organized and presently existing in good standing under the laws of its respective state of formation together with the applicable authority documents (including authorizing consents and resolutions), authorizing the purchase of the Interests from Sellers and the execution, delivery and performance by Purchaser of this Purchase Agreement and each document to be executed and delivered by Purchaser in connection with this Purchase Agreement and designating one or more officers to execute documents in Purchaser's name in connection herewith.

7.2.2.6 Such other documents as are reasonably required by the Escrow Agent to consummate the transactions herein contemplated in accordance with the terms of this Purchase Agreement.

## ARTICLE 8

## REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AND PURCHASER

8.1 Representations and Warranties of Sellers.

8.1.1 For the purpose of inducing Purchaser to enter into this Purchase Agreement and to consummate the sale and purchase of the Interests in accordance herewith, Sellers, and with respect to the representations and warranties in **Section 8.1.1.8**, Purple Heart Heroes LLC, a Delaware limited liability company ("**Purple Heart**"), represent and warrant to Purchaser the following as of the Effective Date and, subject to **Section 8.1.6** below, as of the Closing Date, subject to the qualifications and exceptions expressly set forth below:

8.1.1.1 Property Owner is and always has been lawfully and duly organized, and in good standing under the laws of the State of Delaware and is authorized to transact business therein. Property Owner has all requisite power and authority to own, operate and lease its property and to carry on its businesses in Pennsylvania. Sellers each have full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by each Seller has been duly and validly authorized by all necessary action on the part of each Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Sellers or Property Owner are a party. This Agreement is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby do not and shall not (with or without due notice or lapse of time or both) conflict with or violate any law or governmental order applicable to Sellers or the Property.

8.1.1.2 Property Owner has good and indefeasible fee simple record title to the Property which, as of the Closing Date, shall be free of all Monetary Liens. Except for this Agreement, there is no outstanding agreement by Property Owner or Sellers to sell all or any part of any Property or any interest therein to any other person, firm or entity. Sellers have obtained any and all consents of any creditor or other person or entity whatsoever which are required for Sellers to enter into this Agreement and to perform its obligations hereunder and consummate the sale and purchase transaction contemplated hereby.

8.1.1.3 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Sellers of this Agreement or the performance of its obligations hereunder.

8.1.1.4 Except for the Tenants as permitted under the respective Leases, there are no parties in possession of the Property.

8.1.1.5 Property Owner has no judgments outstanding against it, nor are there any judgments affecting or encumbering the Property. There are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or, to Property Owner's Knowledge, threatened against the Property on, by or against Property Owner.

8.1.1.6 To Property Owner's Knowledge, there are no claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing any of the Property, as applicable, caused by Property Owner and which remain unpaid beyond the date for which payment was due and in respect of which liens may or could be filed against any of the Property, as applicable, except for repairs, materials or services furnished in the ordinary course of business (for which Sellers shall make the necessary arrangements with the Title Insurer such that these matters shall not be title exceptions in the Title Commitment as of Closing or the title insurance policies issued at Closing).

8.1.1.7 The rent roll (the "**Rent Roll**"), the delinquency report, if any (the "**Delinquency Report**") and the profit and loss statement (the "**P&L**") (the Rent Roll, the Delinquency Report and the P&L being collectively referred to herein as the "**Financial Reports**") included in the Due Diligence Documents are true, complete and correct in all material respects and contain all Leases and tenancies of the Improvements as of the Effective Date, which Leases have not been modified or amended except as indicated on the Financial Reports or otherwise disclosed in the Due Diligence Documents (such Financial Reports are to be updated as of Closing so as to be true, complete and correct in all material respects). Tenants are bona fide tenants in possession. To Property Owner's Knowledge, the Financial Reports present fairly the financial position of the Property Owner and the results of its operations as of the dates indicated and for the periods covered by the Financial Reports.

8.1.1.8 With respect to the Leases, Sellers represent and warrant as follows:

(i) Property or Purple Heart, as applicable, is the "lessor" under each of the applicable Leases and owns unencumbered legal and beneficial title to such Lease and the rents and other income thereunder (other than interests of the first mortgage lender for the Property to be released at Closing). To Property Owner's Knowledge and Purple Heart's Knowledge, as applicable, Tenants have not assigned their respective interests in such Leases or subleased any portion of the Real Property. Tenants are the only tenants occupying the Improvements. Other than the Leases and the Licenses of the Property set forth in **Exhibit**

**8.1.1.8(i)**, there are no leases, licenses (including Licenses) or other occupancy agreements encumbering the Property or any portion thereof. Tenants (A) have not prepaid rent for more than the current month, (B) are not entitled to receive any rent concessions or similar concessions in connection with its tenancy under the applicable Lease that have not been paid or satisfied by Seller, and (C) are not entitled to any special work (not yet performed for, and accepted by, Tenant) or consideration (not yet given to, and acknowledged by, Tenant) in connection with its tenancy under the applicable Lease. Each Lease is in full force and effect.

(ii) Property Owner and Purple Heart have not received any notice of termination, default, or audit under any Lease other than certain allegations from Medline with respect to the HVAC system at the Property and certain outstanding punch-list requests from Medline existing as of the Effective Date (collectively, the "**Medline Disputes**"). There are no existing or uncured defaults by Property Owner or Purple Heart or, to Property Owner's Knowledge and Purple Heart's Knowledge, by either Tenant under the Leases, and no written notice has been sent to Property Owner or Purple Heart or received by Property Owner or Purple Heart describing an event which, with the passage of time, would constitute a so-called "event of default" on the part of the Tenants or Property Owner or Purple Heart under any Lease, other than, as of the Effective Date but not as of the Closing Date, the Medline Disputes, and other than a default notice setting forth a default that, as of the date of this Agreement, has been cured. Other than the Medline Disputes (as of the Effective Date but not as of the Closing Date), Property Owner and Purple Heart have not received any notice from either Tenant of any delays in completion of any tenant improvements under the Leases or claiming damages for delay in completion of any tenant improvements under the Leases, including without limitation, pursuant to **Section 4.13** of the Government Lease. Other than in connection with the Medline Disputes (as of the Effective Date but not as of the Closing Date), Tenants have not asserted in writing to Property Owner or Purple Heart any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to the Leases. To the extent received by Property Owner and/or Purple Heart, no property inspection report completed by or on behalf of Tenants, their contractors or employees contains any deficiencies in the condition of the Property that have not been cured. Each Tenant has accepted its leased premises within the Property under the applicable Lease, including, without limitation, all work performed therein or thereon by Property Owner and/or Purple Heart pursuant to such Lease and, with respect to the Government Lease, Lessor and VA Tenant have executed an Acceptance Lease Amendment. Other than in connection with the Medline Disputes (as of the Effective Date but not as of the Closing Date), Property Owner and Purple Heart have not received notice from either Tenant that the Property or any portion thereof is not in full compliance with the terms and provisions of the applicable Lease or is not satisfactory for such Tenant's purposes. The copy of each Lease previously delivered by Sellers to Purchaser or made available to Purchaser is a true and complete copy of that Lease and the same has not been further amended, modified, or supplemented.

(iii) Other than the Medline Disputes (as of the Effective Date but not as of the Closing Date), neither Tenant has asserted in writing any claim which could

adversely affect the right of Property Owner to collect rent from the Tenants. Neither Property Owner nor Purple Heart has delivered and neither intends to deliver, a notice terminating either Lease. Neither Property Owner nor Purple Heart has received any notice from Tenants terminating the applicable Lease. To Property Owner's Knowledge and to Purple Heart's Knowledge, neither Tenant has threatened or stated its intention to vacate the premises at the end of the current term of the applicable Lease.

(iv) Except as set forth on **Exhibit 8.1.1.8(iv)** hereto, as of the Effective Date, there are no unspent or unpaid Tenant Inducement Costs with respect to any Lease or Licenses; provided, however, Sellers shall update this Schedule at the applicable Closing to reflect the amount of remaining unspent or unpaid Tenant Inducement Costs at the time of such Closing.

8.1.1.9 There are no attachments, executions, assignments for the benefit of creditors, appointment of receiver, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending, or, to Property Owner's Knowledge, threatened against Property Owner.

8.1.1.10 Sellers have made available to Purchaser all environmental investigations and testing or analysis reports with respect to the environmental condition of the Property that are in the possession or control of Sellers (collectively, the "**Environmental Reports**"). To Property Owner's Knowledge (except that Seller shall provide notice to Purchase of new conditions of which Sellers become aware following the Effective Date hereof) or as otherwise set forth in the Environmental Reports, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on any Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon Closing, in existence on the Closing. During the period of Property Owner's ownership of the Property, Property Owner has neither used, discharged, stored, located on nor permitted the use, discharge, storing or location by others of any Hazardous Materials on the Property and has at all times during Property Owner's ownership of the Property been in material compliance with all environmental laws and regulations. Property Owner and Sellers have not received any notice of violations with respect to, and Sellers have no actual knowledge of any, Hazardous Materials being on, in or under the Property in quantities that violation applicable environmental laws and regulations. For purposes of this Agreement, the term "**Hazardous Materials**" shall mean any substance which is or contains: (i) any "hazardous substance" as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("**CERCLA**") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("**RCRA**") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) any substance that is or becomes defined as a "hazardous substance," "hazardous waste," "solid waste," "pollutant," "contaminant,"

or "toxic substance" under the (A) the Pennsylvania Solid Waste Management Act (Pa. Stat. Ann. tit. 35 §6018.01 et seq.), (B) the Pennsylvania Clean Streams Law (Pa. Stat. Ann. tit. 35 §§691.1 et seq.), and (C) The Hazardous Sites Cleanup Act, 35 P.S. 6020.101-6020.1305 et seq.; (v) gasoline, diesel fuel or other petroleum hydrocarbons; (vi) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (viii) polychlorinated biphenyls; (viii) radon gas: and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which each Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of each Property, each Property or the use of each Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

8.1.1.11 Neither Sellers nor Property Owner, nor to Sellers' knowledge, any direct or indirect owner of Property Owner is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States. The term "OFAC List" shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

8.1.1.12 The Property Contracts described on **Exhibit 1.1.33**, the Construction Contracts to which Seller is a party listed on **Exhibit 1.1.9**, and the Licenses listed on **Exhibit 8.1.1.8(i)** are all of the agreements concerning the upkeep, repair, operation, management, construction and maintenance of the Property and all of the Licenses affecting the Property as are in effect as of the Effective Date. Seller has delivered to Purchaser a true, correct and complete copy of each such Property Contract, each such Construction Contract and each such License. To Property Owner's Knowledge, no material default, delinquency or breach exists on the part of any contractor, licensee or other third party under those Property Contracts, Construction Contacts (other than, as of the Effective Date, the General Contractor's construction contract with respect to General Contractor's provision of a true and accurate final payment application to Property Owner) or Licenses. Notwithstanding the prior sentence, as of the Closing Date, to Property's Owner's Knowledge, no material default, delinquency or breach exists on the part of any contractor, licensee or other third party under those Property Contracts, Construction Contacts or Licenses. There are no material defaults or breaches on the part of Seller under any

of the Property Contracts, Construction Contracts (including the General Contractor's construction contract) or Licenses. All amounts due and payable under such Property Contracts and Construction Contracts have been paid in full or will be paid in full at Closing, or the parties will prorate any charges due and payable with respect to the Service Agreements such that following such Closing Purchaser is only responsible for charges accruing from and after the applicable Closing Date. The execution and performance of this Agreement does not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) any Property Contract, Construction Contract or License to which the Property Owner is a party or by which the Property Owner or any of its assets and properties are bound.

8.1.1.13 As of Closing, Sellers and/or Property Owner has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with any Property.

8.1.1.14 Property Owner and/or Sellers have received no notice of any claims, demands, suits, or actions arising out of or relating in any way to any water damage, water intrusion, mold growth or mold infestation occurring in, on or about the Property.

8.1.1.15 Sellers and/or Property Owner have not granted any outstanding options to purchase or rights of first refusal with respect to the Interests, and Property Owner has not granted any outstanding options to purchase or rights of first refusal with respect to all or any part of the Property.

8.1.1.16 Sellers and Property Owner are not a "foreign person" but is a "United States person" as such terms are defined in the Foreign Investment in Real Property Tax Act of 1980 and§§ 1445 and 7701 of the Internal Revenue Code (the "**Code**").

8.1.1.17 Included in the Due Diligence Documents are (a) a true correct and complete balance sheet of Property Owner with respect to only the liabilities thereof, which such balance sheet has been prepared on a cash basis and is in the form utilized by Property Owner in the ordinary course of business with respect to operation of Property Owner, and (b) true, correct and complete copies of all federal, state and local tax filings (whether informational or otherwise) for each year since the original establishment of Property Owner. Except as set forth in the balance sheet, the Property Owner has no liabilities of the type required to be disclosed on a balance sheet prepared in accordance with US generally accepted accounting principles, other than (i) liabilities incurred in the ordinary course of business of the Property Owner subsequent to the respective date of the balance sheet, (ii) obligations under contracts and commitments incurred in the ordinary course of business of the Property Owner in accordance with the terms of this Purchase Agreement, and (iii) liabilities identified and prorated pursuant to the terms of this Purchase Agreement. The Balance Sheet attached hereto as **Exhibit 8.1.1.17** is accurate in all material respects. Property Owner has never owned any property other than the Land and

Improvements and appurtenant Tenant rights and personal property necessary or incidental to its ownership or operation of the Property. The Property is now and has at all times been the sole asset of Property Owner.

8.1.1.18 Sellers have delivered or made available to Purchaser, prior to the execution of this Purchase Agreement or as part of the Due Diligence Documents, true, correct and complete copies of Property Owner's organizational documents, each as in effect on the date of this Purchase Agreement.

8.1.1.19 Property Owner does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Property Owner is not a participant in any joint venture, partnership or similar arrangement.

8.1.1.20 To Property Owner's Knowledge, there are no undisclosed or unrecorded claims pending or unpaid bills that would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to water, sewage, street paving, electrical or power improvements or any off-site improvements (other than customary construction agreements, which, except as set forth herein, will be satisfied in full before the Closing Date).

8.1.1.21 Property Owner has received no notices or requests from any insurance company issuing any policy of insurance covering each Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

8.1.1.22 Sellers have delivered to Purchaser true and correct copies of certificates of insurance evidencing insurance policies with respect to each Property are currently in effect.

8.1.1.23 Property Owner has not received any written notification from any governmental or public authority (i) that the Property or any portion thereof is in violation of any applicable fire, life safety, Americans with Disabilities Act, health, building, use, occupancy or zoning laws where such violation remains outstanding and will not be cured prior to the Closing Date or (ii) that any work is required to be done upon or in connection with the Property or any portion thereof, where such work remains incomplete and will not be complete prior to the Closing Date. To Property Owner's Knowledge, the Property and all portions thereof are free and clear of any violations of any local, state and federal laws, ordinances and governmental regulations, including but not limited to building, safety, zoning or health ordinances, statutes or regulations, and the Property's current or contemplated use does not violate any local, state and federal laws, ordinances and governmental regulations, including but not limited to building, safety, zoning or health ordinances, statutes or regulations building or zoning laws, ordinances and regulations. To

Property Owner's Knowledge, there is no threatened or actual cancellation or suspension of any certificates of occupancy for any portion of the Land or the Improvements. To Property Owner's Knowledge, the Property is not in material violation of any recorded covenants, conditions, or restrictions encumbering the Property.

8.1.1.24 Water, sanitary and storm sewer, gas, electric, telephone and drainage facilities and any other utilities required by the Leases are now and at the time of Closing will be connected to the Building and fully operational under valid permits or agreements. Property Owner has not received any request from a governing authority to convey any private utilities system to a public utilities system or vice versa in connection with the Property. There are no deferred infrastructure payments associated with utilities serving the Property.

8.1.1.25 There are no taxes, charges or assessments of any nature or description arising out of the conduct of Property Owner's business or the operation of the Property that would constitute a lien against the Property and that will be unpaid on the Closing Date or not paid from Sellers' closing proceeds at Closing, except for the lien of ad valorem property taxes for the year in which the Closing occurs. To Property Owner's Knowledge, there are no rollback taxes or similar taxes, including any taxes in conjunction with the sale, rezoning or change in permitted use applicable to the Property. The Property is not currently benefitting from any reduced tax assessment that could give rise to any rollback tax, recapture or other tax based upon a change of circumstances.

8.1.1.26 To Property Owner's Knowledge, no person, firm or entity has any rights to acquire or to lease all or any portion of the Property or otherwise to obtain any interest therein and there are no outstanding options, rights of first refusal or negotiation, rights of reverter or rights of first offer relating to the Property or any interest therein.

8.1.1.27 With respect to the Property, the operating statements of income and expense of Property Owner provided to Purchaser are true, complete and correct, and fairly and accurately reflect the income and expenses of the operation of the Property for the periods reflected thereby in all material respects.

8.1.1.28 Property Owner has not received any written notice from the holder of any mortgage presently encumbering any of the Property, any insurance company which has issued a policy with respect to any Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Property or the construction or manner of construction of the Property's Improvements or suggesting or requesting the performance of any repairs, alterations or other work to the Property.

8.1.1.29 Sellers have delivered to Purchaser true, correct and complete copies of the warranties applicable to the Property as listed on **Exhibit 8.1.1.29** attached hereto and made a part of this Agreement (the "**Warranties**"). The Warranties are the only

warranties granted to Property Owner which relate to the operation or construction of the Property and which have not been assigned to Tenants. Those Warranties are in full force and effect. To Property Owner's Knowledge, there are no current defaults of Property Owner under the Warranties and Property Owner has made no claims under any of the Warranties.

8.1.1.30 Sellers have provided Purchaser with (or access to) true, correct and complete copies of all material Due Diligence Documents with respect to the Property. Seller has not deliberately or intentionally removed, omitted, or redacted any information from the Due Diligence Documents provided to Purchaser except as specifically identified to Purchaser in writing identifying the basis for such removal, omissions or redaction.

8.1.1.31 Except as shown in the Title Commitment and Leases or in the Due Diligence Materials, Property Owner has not granted any, and to Property Owner's Knowledge, there are no, right of way agreements, ingress/egress agreements, easement agreements, access agreements, parking agreements, signage easements or agreements or other agreements affecting the Property or involving off-site facilities serving the Property.

For Sellers, Steve Cody is the party most knowledgeable about the Property (the "**PO Knowledge Party**"). As used herein, the phrase "to Property Owner's Knowledge" and such other similar phrases shall mean the current, actual knowledge of the PO Knowledge Party, but without any obligation to investigate or review any files or other information in the possession or otherwise available to any Seller, or make inquiries of other persons or take any other actions in connection with any of the representations and warranties contained in this Agreement. Subject to the foregoing, neither the actual, present or conscious knowledge of any other person, nor the constructive knowledge of the PO Knowledge Party or of any other person, shall be imputed to the PO Knowledge Party. The PO Knowledge Party is not party to this Agreement and shall not be subject to any personal liability hereunder.

For Purple Heart, Steve Cody is the party most knowledgeable about the Property (the "**Purple Heart Knowledge Party**"). As used herein, the phrase "to Purple Heart's Knowledge" and such other similar phrases shall mean the current, actual knowledge of the Purple Heart Knowledge Party, but without any obligation to investigate or review any files or other information in the possession or otherwise available to any Seller, or make inquiries of other persons or take any other actions in connection with any of the representations and warranties contained in this Agreement. Subject to the foregoing, neither the actual, present or conscious knowledge of any other person, nor the constructive knowledge of the Purple Heart Knowledge Party or of any other person, shall be imputed to the Purple Heart Knowledge Party. The Purple Heart Knowledge Party is not party to this Agreement and shall not be subject to any personal liability hereunder.

8.1.2 Except as otherwise specifically stated in this Agreement and/or in the closing documents to be delivered by Sellers to Purchaser at Closing, the Interests (and therefore the Property) are being sold in their "**As Is, Where Is**" condition "**with all faults**" and without

representation or warranty (all of which Sellers hereby expressly disclaim) as of the Effective Date and as of the Closing Date. Except as expressly set forth in this Agreement or the documents delivered at Closing, Purchaser expressly agrees and acknowledges that no warranty or representation is made by Sellers as to the fitness for any particular purpose, merchantability, design, condition or repair, value, expense of operation, income potential, compliance with drawings or specifications, absence of defects, absence of faults, flooding or compliance with laws and regulations including without limitations those relating to health, safety, zoning, the environment and the Americans with Disabilities Act or as to any other fact or condition which has or might affect the Interests and/or the Property or the ownership thereof, its use, occupancy, operation, condition, repair, value, expense of operation or income potential thereof. As of the Closing, except as otherwise expressly provided in this Agreement or the documents delivered at the Closing, Purchaser hereby (i) assumes the risk of all adverse matters, including adverse physical conditions, defects, including construction defects, and environmental, health, safety and welfare matters and conditions, which may or may not have been revealed by Purchaser's investigation and evaluation of the Interests and/or the Property, or any portion thereof, and (ii) fully and irrevocably releases each and every Seller from any and all claims that Purchaser may have against any Seller for any liability arising from or related to any matter of any nature relating to, and any condition of, the Property and/or the Interests, or any portion thereof, or the purchase of the Property and/or the Interests by Purchaser from Sellers pursuant to this Agreement, including any liability arising in connection with any latent or patent construction defects therein, errors or omissions relating thereto, compliance thereof with applicable law, the existence or absence of any environmental hazards or conditions thereon (including the presence of any Hazardous Materials) and other environmental matters within, under or upon, or in the vicinity of the Property, or any portion thereof, any statutory or common law right Purchaser may have to receive disclosures from Sellers, or any other condition or circumstance affecting the Property, or any portion thereof, its financial viability, use or operation. In addition to any liability of which Purchaser is presently aware or which Purchaser presently suspects to exist, this release includes all liability of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist in its favor. Notwithstanding anything to the contrary set forth in this **Section 8.1.2**, the foregoing release shall not constitute a release or waiver by Purchaser nor pertain to any claim or cause of action by Purchaser against any one or more Sellers or any other person for (i) fraud or willful misconduct, (ii) a breach by such Seller of an express covenant of such Seller (including, without limitation any indemnification obligation) under this Agreement or any closing document, including a breach by any Seller of any representation or warranty hereunder, (iii) any tort claims made or brought by a third party unrelated to Purchaser that arise on account of events that occurred at the Property prior to Closing, or (iv) any claims made or causes of action brought by any third party unrelated to Purchaser alleging a default or breach by Sellers that is alleged to have occurred prior to a Closing under any contract, agreement or lease to which any one or more Sellers and any such claimant were parties. The terms and conditions of this **Section 8.1.2** shall survive Closing and any earlier termination of this Agreement. The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind.

8.1.3 In the event that Sellers breaches any representation contained in **Section 8.1** or in **Section 8.2** below and Purchaser had actual knowledge of such breach prior to Closing and closes notwithstanding such breach, Purchaser shall be deemed to have waived any right of recovery and Sellers shall not have any liability in connection therewith.

8.1.4 Representations and warranties above in **Section 8.1** or below in **Section 8.2** made to the knowledge of Sellers shall not be deemed to imply any duty of inquiry. For purposes of this Purchase Agreement, the term Sellers' "knowledge", shall mean and refer to only actual knowledge of the Designated Representative (as hereinafter defined), and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Property Owner, Sellers, or any affiliate of any of them, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual or personal liability. As used herein, the term Designated Representative shall refer to Steve Cody with respect to Catalyst Encore LLC, Catalyst Government Properties LLC, and Veterans Appreciation Fund LP, and to Mike Nelson with respect to Encore VA Services LLC.

8.1.5 Notwithstanding any other provision of this Purchase Agreement to the contrary, this **Section 8.1** shall survive the Closing for a period of twelve (12) months or, in the case of the obligations of Sellers under **ARTICLE 17**, a period of twelve (12) months beyond the applicable filing dates (as applicable, the "**Survival Period**") and shall automatically be null and void and of no further force and effect after the Survival Period; provided however, that if Purchaser delivers written Notice(s) to Sellers of a breach of a representation, warranty or covenant contained in this **Section 8.1** within such Survival Period (such Notices being collectively referred to herein as a "**Breach Notice**"), those representations, warranties and/or covenants referenced in such Breach Notice shall survive beyond such Survival Period until conclusively and finally resolved by Purchaser and Sellers including, if applicable, the resolution of any litigation beyond any applicable appeals periods. Except for fraud or intentional misrepresentation, and Sellers' obligations under **ARTICLE 17**, for which no limitation will apply, the liability of Sellers hereunder with respect to a breach of the representations and warranties set forth herein (including, but not limited to, all representations and warranties included in Sections 8.1 and 8.2 hereof) shall be for Purchaser's actual damages, not to exceed an aggregate amount equal to four percent (4%) of the Purchase Price (the "**Cap**"), and Sellers shall have no liability hereunder until the claimed damages exceed Fifty Thousand Dollars ($50,000) in the aggregate (the "**Threshold Amount**"). In the case of any breach of Sellers' representations or warranties regarding the Property Owner and Interests (**Section 8.2.1**), as well as with respect to any claims arising out of Sellers' obligations under **ARTICLE 17** regarding tax preparation and filing, the cap on liability described in the immediately preceding sentence shall not apply.

8.1.6 Notwithstanding anything to the contrary in this Agreement, each Seller shall have the right to amend or supplement any disclosure schedules and/or create new disclosure

schedules with respect to Sellers' representations and warranties contained in this Agreement from time to time without Purchaser's consent to the extent that such amendment or supplement arises solely with respect to facts or circumstances first arising after the Effective Date that do not constitute or arise out of the breach by any Seller of its obligations hereunder, and in each case are needed to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, by providing a written copy of such amendment or supplement to Purchaser. If at any time after the Feasibility Period and prior to the Closing Date (i) Sellers make any such amendment or supplement with respect to facts or circumstances not caused by Purchaser's actions or omissions in breach of this Agreement (each, a "**New Disclosure Item**"); and (ii) such New Disclosure Item would reasonably be expected to result in a material adverse effect with respect to Seller's ability to perform under this Agreement or on the Property or would otherwise result in a failure of the condition to Closing set forth in this Agreement, then Sellers shall use commercially reasonable efforts to cure the fact or circumstance giving rise to such New Disclosure Item within ten (10) Business Days following the delivery to Purchaser of the New Disclosure Item (the "**Rep Breach Cure Period**"), and the Closing shall be adjourned as necessary during the Rep Breach Cure Period (such Adjournment not to exceed ten (10) Business Days). In the event Seller shall not cure the fact or circumstance giving rise to the New Disclosure Item to the reasonable satisfaction of Purchaser prior to the expiration of the Rep Breach Cure Period, then Purchaser and Seller shall for another period of up to ten (10) Business Days (with a corresponding period of adjournment) make good faith efforts to address the uncured New Disclosure Item in a manner consistent with the intent of the transactions contemplated by this Agreement and document same in an amendment to this Agreement (a "**Modification Agreement**"). If the parties execute a Modification Agreement, then Purchaser shall proceed with Closing and acquire the Interests on the terms set forth in this Agreement, as amended by the Modification Agreement, and Purchaser shall waive any claims hereunder with respect to such New Disclosure Item. In the event the parties shall not execute a Modification Agreement after such 10 Business Day period, Purchaser shall have the right, in Purchaser's sole discretion and as Purchaser's sole and exclusive remedy for the existence of such New Disclosure Item, to (x) terminate this Agreement (in which case Purchaser shall receive a full refund of the Deposit, Sellers shall pay Purchaser the full amount of the Purchaser's Pursuit Costs up to the Pursuit Costs Cap and neither Purchaser nor Sellers shall have any further rights or obligations hereunder except those that expressly survive the termination hereof), or (y) proceed with Closing and acquire the Property on the terms set forth in this Agreement without adjustment to the Purchase Price despite the New Disclosure Item and Purchaser shall waive any claims hereunder with respect to such New Disclosure Item. Any such election to terminate this Agreement shall be made by Purchaser by written notice thereof given to Seller not later than ten (10) Business Days after the parties shall have failed to execute a Modification Agreement in accordance with this **Section 8.1.6**. Notwithstanding anything herein to the contrary, if any New Disclosure Item is caused by a Seller's acts or omissions, then Purchaser shall have all of the rights and remedies set forth in **Section 12.2**.

8.1.7 In order to support Sellers' indemnification obligations under this **Section 8.1**, Sellers agree to collectively maintain liquid funds from and after Closing in an amount at least

equal to the Cap for the Survival Period, provided that in the event that Purchaser properly notifies Seller during the Survival Period of a claim for which it seeks indemnification pursuant to this **Section 8.1**, then the Seller shall continue to hold such required liquid funds until such time as such claim has been finally resolved (provided that the foregoing liquid funds requirement shall be reduced, if applicable, to an amount equal to the lesser of (i) the aggregate of the amounts of all claims so made by Purchaser against Seller during the applicable Survival Period, and (ii) the Cap). Sellers are permitted to hold the minimum required liquid funds in an interest bearing account or to invest such funds in marketable securities listed on a national exchange, with the earnings on the same being the sole property of the Sellers.

8.1.8 Subject to the limitations specifically set forth herein, the provisions of this **Section 8.1** shall survive Closing.

8.2 Representations and Warranties of Sellers (Interests).

8.2.1 Each of the Sellers represent and warrant to Purchaser as follows as of the Effective Date and as of the Closing Date:

8.2.1.1 Each party constituting Sellers, collectively, are the record and beneficial owners and holders of one hundred percent (100%) of the membership interests of Property Owner. Other than any encumbrances imposed by that certain Limited Liability Company Agreement of VAF 2495 Gen Armistead Ave LLC, dated as of October 1, 2020, by Sellers as the Members and Catalyst Encore LLC, a Delaware limited liability company, as the sole Manager (the "**Operating Agreement**"), the Interests are owned by Sellers free and clear of any and all encumbrances and liens. Other than this Purchase Agreement, there are no presently existing contracts relating to the issuance, sale, or transfer of any membership interest or any other equity interest of the Property Owner. Other than this Purchase Agreement, there exist no outstanding or existing rights, warrants or options to acquire any of the Interest or other membership or equity interest of the Property Owner. None of the Interests are certificated and the Property Owner has not elected to opt into Article 8 of the Uniform Commercial Code. Sellers has the requisite power and legal authority to sell and convey the Interests and to execute the documents to be executed by Sellers and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other party not so received. A true, correct and complete copy of (i) the Operating Agreement and (ii) the Certificate of Formation and/or Articles of Organization of Property Owner (the "**Organizational Documents**"), have been provided to or made available to Purchaser prior to the Effective Date or as part of the Due Diligence Documents. The Organizational Documents and the Operating Agreement are in full force and effect and, except as previously provided to or made available to Purchaser prior to the date hereof, have not been amended, restated, supplemented or otherwise modified. There are no uncured defaults by any member or manager under the Operating Agreement and no event has occurred that, with the giving of notice or the passage of time or both, would constitute a default under the Operating Agreement. At Closing there will be no amounts due by (A) Sellers to Property Owner, or (B) Property Owner to Sellers. The execution and delivery of this Purchase Agreement, the consummation of the transactions described herein, and the documents to be delivered by Sellers at Closing do not

conflict with or result in a breach of the Organizational Documents or Operating Agreement of Property Owner.

8.2.1.2 The Property Owner does not engage, and has never engaged, in any business other than the ownership, maintenance and operation of the Property and never has nor does it currently have any direct or indirect ownership interest in any other party and neither owns, leases nor has any tangible property other than the Property.

8.2.1.3 There are no restrictions on, or rights of first refusal or offer related to, the sale of the Interests to Purchaser, and, on or before the Closing Date, there will be no security agreements, pledges, options, equities, charges, restrictions, mortgages, judgments, financing statements or other liens or encumbrances against the Interests. The Interests will be conveyed and assigned by Sellers at Closing free and clear of any liens, claims and encumbrances.

8.2.1.4 The Property Owner has filed or caused to be filed (on a timely basis) all tax returns that are or were required to be filed by or with respect to the Property Owner pursuant to applicable legal requirements. Property Owner (i) has at all times been treated as partnership for federal and Commonwealth of Pennsylvania income tax purposes, and, (ii) has paid all taxes, fees, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, and all interest, penalties and additions to tax relating thereto, imposed by any governmental authority (collectively, "**Taxes**") and due or assessed against it. No taxing authority has taken a position inconsistent with treatment as a partnership. None of Sellers, Property Owner nor any other party has taken any action, or failed to take any action, that would cause the Property Owner to be treated as an association taxable as a corporation for income tax purposes.

8.2.1.5 To Sellers' knowledge, all tax and informational returns filed by, for or in connection with the Property Owner are true, correct, and complete in all material respects. No deficiencies for federal, state or other applicable Taxes have been claimed, assessed or proposed against the Property Owner by any governmental authority. There are no pending or, to Sellers' knowledge, threatened audits, investigations or claims for or relating to any liability in respect of federal, state or other applicable Taxes, and there are no matters under discussion among Property Owner and any governmental authorities with respect to Federal, state or other applicable Taxes that could result in an assessment of Federal, state or other applicable Taxes against the Property Owner. Neither Property Owner nor Sellers has been notified that any taxing authority intends to audit a Federal, state or other applicable tax return for any other period for the Property Owner. The Due Diligence Documents contain true, correct and complete copies of, in all material respects, all tax returns of (or filed on behalf of) Property Owner since the date of the Property Owner's acquisition of the Property.

8.2.1.6 There is no pending, or to Sellers' knowledge, threatened or unasserted legal or administrative proceeding by or against Property Owner. To the extent applicable, Property Owner has complied and is in compliance with all applicable laws pertaining to employment matters, and employment practices and terms and conditions of

employment, including without limitation wages, benefits hours, overtime, discrimination, equal opportunity, harassment, immigration, disability, affirmative action, workers' compensation, unemployment insurance, occupational health and safety and the collection and payment of withholding and/or social contribution taxes and similar taxes.

8.2.1.7 The Property Owner has no employees or employment agreements and is not bound by or subject to any written or oral contract or commitment with any Person regarding employment with the Property Owner. There are no defined benefit plans or defined contribution plans covering any person or employee of the Property Owner including, but not limited to, profit sharing plans or purchase money pension plans. From and after the Closing, Property Owner shall have no liability for, and shall be under no obligation to fund any defined benefit, defined contribution or other plan with respect to any employees. The Property Owner has not put in place and is not subject to any VEBA, health plan, insurance benefit plan, nonqualified pension plan, multi-employer plan, Title IV plan, or any plan covered by or subject to ERISA. There is not now, nor has there been at any time during the past five years, any strike, lockout, grievance or other labor dispute pending or threatened against the Property Owner. Property Owner is not party to, or otherwise bound by, any collective bargaining agreement or other agreement with a labor union, collective bargaining unit or other employee representative body, and no such agreement is being negotiated by the Property Owner.

8.2.1.8 There has been no violation by Sellers or Property Owner or, without any inquiry, by the entity which has held title to the Property during the five years preceding the Closing Date of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. *§§* 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. *§* 1701, et seq.), the Arms Export Control Act (22 U.S.C. *§§* 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import. No party constituting Sellers is an entity with whom Purchaser is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Sellers or any party that has ownership in or control over Sellers (each, a "**Seller Party**") being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

8.2.1.9 No Bankruptcy, insolvency, rearrangement, merger, corporate transaction or similar action involving Property Owner or Sellers, whether voluntary or involuntary, is pending or threatened, and neither Property Owner nor Sellers has ever: (i) filed a voluntary petition in bankruptcy; (ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws; (iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Land and Improvements, personal property or any portion

thereof, or (iv) made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

8.2.2 Except for the representations and warranties expressly set forth above in **Section 8.2.1**, the Interests are expressly purchased and sold **"AS IS," "WHERE IS,"** and **"WITH ALL FAULTS."** The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind.

8.2.3 Subject to **Section 15.8**, the representations and warranties made by Sellers in this **Section 8.2** shall survive the Closing and shall constitute Surviving Obligations for a period of eighteen (18) months from the Closing Date. Any claim brought for a breach of this Section 8.2 must be brought within eighteen (18) months of the Closing Date for Sellers to have liability thereunder. Except as otherwise expressly set forth herein, all liability hereunder shall be subject to the Cap and the Threshold Amount as set forth in **Section 8.1.5** above. The foregoing notwithstanding, Purchaser and Sellers each acknowledge and agree that the representations and warranties of Sellers set forth in Section **8.2.1.1**, **8.2.1.2**, **8.2.1.3**, **8.2.1.4**, **8.2.1.5**, **8.2.1.6** and **8.2.1.7** of this Purchase Agreement shall constitute the **"Essential Representations"**. Notwithstanding anything in this Purchase Agreement to the contrary, Sellers acknowledges that the Essential Representations shall not be subject to the limitations on liability set forth above in this **Section 8.2.3** or in **Section 8.1.5** herein; provided, however, that if Purchaser has not provided written notice of a claim with respect to a breach of the Essential Representations on or prior to the date that is the fourth (4th) anniversary of the Closing Date, then Purchaser shall be deemed to have waived any and all claims it might have with respect to such Essential Representations pursuant to the Purchase Agreement.

8.3 Representations and Warranties of Purchaser.

8.3.1 For the purpose of inducing Sellers to enter into this Purchase Agreement and to consummate the sale and purchase of the Interests in accordance herewith, Purchaser represents and warrants to Sellers the following as of the Effective Date and as of the Closing Date:

8.3.2 With respect to Purchaser and its business, Purchaser represents and warrants, in particular, that:

8.3.2.1 Purchaser is a limited partnership, validly existing and in good standing under the laws of the State of Delaware; provided, however, if this Purchase Agreement is assigned pursuant to **Section 15.2**, the assignee may be a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Purchaser is sophisticated and experienced in the acquisition, ownership, and operation of projects similar to the Property, and has full knowledge of any applicable federal, state and local laws, rules, regulations, and ordinances in connection therewith.

8.3.2.2 Purchaser, acting through any of its or their duly empowered and authorized officers, joint venturers, partners, managers, or members, has all necessary power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Purchase Agreement, to execute and deliver the documents and instruments

required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser's officers, joint venturers, partners, managers, or members are required to so empower or authorize Purchaser that has not been obtained.

8.3.2.3 Purchaser is duly authorized to execute and deliver, acting through its duly empowered and authorized officers, joint venturers, partners, managers, and members, respectively, and perform this Purchase Agreement, and any documents and instruments and transactions contemplated hereby or incidental hereto and such execution, delivery and performance by Purchaser does not (i) violate any of the provisions of their respective certificate of formation, articles of incorporation or organization, operating agreements, partnership agreements or bylaws, (ii) violate any provision of any law, governmental rule or regulation currently in effect, (iii) violate any judgment, decree, writ, injunction, award, determination or order currently in effect that names or is specifically directed at Purchaser or its property, and (iv) require the consent, approval, order or authorization of, or any filing with or notice to, any court or other governmental authority.

8.3.2.4 Neither Purchaser nor, to Purchaser's knowledge, any direct or indirect owner of Purchaser is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States. The term "OFAC List" shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

8.3.2.5 For all intents and purposes under this Purchase Agreement, including, without limitation, **Section 8.1.3** hereof, "Purchaser's knowledge" or terms of similar import, shall mean and refer to only actual knowledge of the Purchaser Designated Representative (as hereinafter defined), and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Purchaser, or any affiliate of either of them, or to impose upon such Purchaser Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Purchaser Designated Representative any individual or personal liability. As used herein, the term **"Purchaser Designated Representative"** shall refer to Jacqlyn Piscetelli, an officer of Purchaser, or to such other person or persons appointed by Purchaser after the Effective Date, provided that Purchaser has provided Sellers with Notice thereof in accordance with **Section 15.6** of this Purchase Agreement.

ARTICLE 9

## CONDITIONS PRECEDENT TO CLOSING

9.1 Purchaser's obligation to close under this Purchase Agreement shall be subject to and conditioned upon the fulfillment and compliance by Sellers in all material respects of each and all of the following conditions precedent set forth in this Section 9.1. Each condition may be waived in whole or in part only, by written notice of such waiver from Purchaser to Sellers.

9.1.1 Subject to the operation of Section 8.1.6 above, each of the representations and warranties of Sellers contained herein shall be true in all material respects as of the Closing Date and all of the covenants of Sellers contained herein that are required to be performed on or before the Closing Date have been performed.

9.1.2 Sellers shall not be in default of the Purchase Agreement and Property Owner shall be in compliance in all material respects with the Leases to be performed and complied with by Property Owner prior to or at Closing and Sellers shall have made all of the deliveries required under **Section 7.2**.

9.1.3 There shall not be pending or, to the knowledge of either Purchaser or Sellers, threatened, any litigation which, if determined adversely, would prevent the consummation of any of the transactions contemplated by this Purchase Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of Sellers.

9.1.4 Sellers shall, at Closing, assign the Interests by the Assignment in the form attached as **Exhibit 7.2.1.1**, and the Title Company will issue the Title Policy insuring the Property, free and clear of all liens, and subject to only the Permitted Exceptions, and the Title Company shall have irrevocably committed to providing the Non-Imputation Endorsement.

9.1.5 Promptly (and in no event more than three (3) Business Days) following receipt by Property Owner of the novation of the Government Lease from Purple Heart to Property Owner, Sellers will request from VA Tenant a currently dated GSA form "statement of Lease" (the "**Statement of Lease**") showing Property Owner or Purple Heart Heroes LLC, as applicable, as the landlord under the Government Lease on such customary form as the VA may provide pursuant to the Government Lease. Sellers shall deliver the Statement of Lease to Purchaser at least five (5) days prior to Closing. Purchaser shall have the right to approve or disapprove each Statement of Lease provided by VA within five (5) Business Days of receipt thereof, provided that Purchaser shall not have the right to disapprove the Statement of Lease unless the Statement of Lease (A) is materially inconsistent with (1) the copy of the Government Lease provided by Seller to Purchaser; or (2) any representation or warranty set forth in this Agreement (subject to the operation of Section 8.1.6 above); or (B) (1) claims any default by Seller which is not corrected by Seller prior to the Closing; or (2) claims any obligation of Seller to provide any Tenant Inducement Costs, rent concessions, improvements or reimbursements to the Government unless Seller shall make payment of same at Closing or credit Purchaser the same at Closing; or (C) makes any material qualification to or denial of any of the statements set forth in the form Statement of Lease that is inconsistent with the terms

of the Government Lease. Sellers shall cure any default under the Government Lease claimed under the Statement of Lease and provide a new Statement of Lease removing any such claim of default as a condition to Closing.

9.1.6 Within five (5) Business Days following the Effective Date, Sellers will request from Medline Tenant an estoppel certificate substantially in the form of **Exhibit 9.1.6** attached hereto and incorporated herein by this reference (the "**Medline Estoppel Certificate**"), which must certify that Property Owner is the landlord under the Medline Lease; that the Medline Lease is in full force and effect; neither Property Owner nor Medline Tenant is, to Medline's knowledge, in default under the Medline Lease; and that the Medline Dispute has been finally resolved between Property Owner and Medline Tenant and Property Owner has no outstanding obligations or liabilities in connection therewith and Medline Tenant is not entitled to any remedies, defense or rights of offset in connection therewith. Sellers shall deliver the Medline Estoppel Certificate to Purchaser at least five (5) days prior to Closing. Sellers shall cure any default under the Medline Lease claimed under the Medline Estoppel Certificate and provide a new Medline Estoppel Certificate removing any such claim of default as a condition to Closing. Notwithstanding anything herein to the contrary, the Medline Dispute shall be finally resolved between Property Owner and Medline Tenant and Property Owner shall no outstanding liability or obligation in connection therewith and Tenant shall not be entitled to any remedy, defense or rights of offset in connection therewith as a condition to Purchaser's obligation to close the acquisition of the Interests hereunder.

9.1.7 To the extent the sale of the Interests is deemed an assignment pursuant to the terms of the applicable Lease, all conditions to the transfer of Property Owner's interest as "Lessor" and "Landlord" under the Government Lease and the Medline Lease, including, without limitation, the right to receive payment of all rental under the Government Lease and the Medline Lease from and after the date of Closing, shall have been met.

9.1.8 There shall have been no material adverse change in the physical condition of the Property from the end of the Feasibility Period through the Closing Date, normal wear and tear excluded and otherwise subject to the express terms of this Agreement including, without limitation, the provisions of Article 13 and Article 14 below.

9.1.9 Sellers shall have paid in full all debts, liabilities and obligations of the Property Owner (or will pay same with proceeds at Closing), existing as of the Closing Date, including without limitation, all liabilities shown on the Balance Sheet attached hereto as **Exhibit 8.1.1.17** (collectively, the "**Pre-Existing Liabilities**"). Sellers shall indemnify, defend and hold Purchaser and its members, officers and agents harmless from and against any and all liability, damages, causes of action, expenses and attorneys' fees incurred by Purchaser and its members, officers and agents by reason of the failure of Sellers to fulfill, perform, discharge and observe the obligations to satisfy in full all Pre-Existing Liabilities in accordance with this **Section 9.1.9**. Notwithstanding anything in this Agreement to the contrary, this **Section 9.1.9** shall survive Closing indefinitely and shall constitute a Surviving Obligation.

9.1.10 Intentionally Deleted.

9.1.11 Sellers will use best efforts to deliver, no later than three (3) Business Days prior to the date of Closing, a contractor estoppel certificate (a "**<u>Contractor Estoppel Certificate</u>**") executed by General Contractor under Property Owner's Construction Contract with the General Contractor, substantially in the form attached hereto as **<u>Exhibit 9.1.11</u>**, provided, however that in no event shall Sellers be required to pay any additional compensation to the General Contractor in order to obtain the Contractor Estoppel Certificate in excess of One Thousand Five Hundred and 00/100 Dollars ($1,500.00). Purchaser shall have the right to reasonably approve the Contractor Estoppel Certificate, provided, however, that any Contractor Estoppel Certificate in the form of **<u>Exhibit 9.1.1</u>** shall be deemed approved.

9.1.12 Subject to the operation of Section 8.1.6 above, no written notice of violation of applicable law has been issued with respect to Property Owner or the condition of the Property after the expiration of the Feasibility Period, and (ii) no adverse change in the environmental condition of the applicable Property has occurred after the expiration of the Feasibility Period, which in either case, in Purchaser's reasonable judgment, could have a material adverse effect on the value or the contemplated use of the Property, which has not been cured or remedied by or at the expense of Sellers to the reasonable satisfaction of Purchaser.

9.1.13 Sellers shall have delivered to Purchaser a fully-executed novation of the Government Lease from Purple Heart Heroes LLC to Property Owner in such customary form as the VA Tenant may provide pursuant to the Government Lease.

9.1.14 There shall be no punch list items for the completion of the Improvements that remain to be completed.

9.1.15 Sellers shall have delivered to Purchaser fully-executed, complete and accurate copies of the GC Lien Waiver and the Certificate of Substantial Completion.

The conditions set forth in this **<u>Section 9.1</u>** are solely for the benefit of Purchaser and may be waived only by Purchaser. At all times Purchaser has the right to waive any condition by giving written notice of such waiver to Sellers and Escrow Agent. Such waiver or waivers must be in writing to Sellers. If Purchaser notifies Sellers of a failure to satisfy the conditions precedent set forth in this **<u>Section 9.1</u>**, Sellers may, within five (5) Business Days after receipt of Purchaser's notice agree to satisfy the condition by written notice to Purchaser, and Purchaser shall thereupon be obligated to close the transaction provided (i) Sellers so satisfy such condition and (ii) Seller shall have a reasonable period of time to satisfy such condition, provided that in no event shall such period of time extend the Closing Date by more than fifteen (15) days. If Sellers fail to agree to cure or fails to cure such condition by Closing Date (as the same may be extended in accordance with item (ii) of the preceding sentence), then Purchaser may terminate this Agreement by written notice to Sellers, in which event the Deposit and any interest earned thereon shall be returned to Purchaser, and Purchaser and Sellers shall (unless such failure shall constitute an default by any party under this Purchase Agreement) have no further obligations, one to the other, with respect to the subject matter of this Purchase Agreement except for the Surviving Obligations. If Purchaser does not so elect to terminate this Agreement on or prior to the Closing Date, then the conditions of this **<u>Section 9.1</u>** shall be deemed waived and Closing shall proceed hereunder. Notwithstanding the foregoing,

in the event that a failure of any of the conditions set forth in this **Section 9.1** shall also constitute a default by Sellers under this Agreement, Purchaser shall be entitled to pursue its remedies under **Section 12.2** of this Agreement. Notwithstanding anything herein to the contrary, Sellers acknowledge and agree that failure by Sellers to deliver to Purchaser the fully-executed novation of the Government Lease from Purple Heart Heroes LLC to Property Owner and Statement of Lease in accordance with **Sections 9.1.5** and **9.1.14** within one hundred eighty (180) days of the Effective Date hereof shall constitute an Event of Default, and Purchaser shall be entitled to pursue its remedies under **Section 12.2** of this Agreement.

9.2 Without limiting any of the rights of Sellers elsewhere provided for in this Purchase Agreement, Sellers' obligation to close with respect to conveyance of the Interests under this Purchase Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent. Each condition may be waived in whole or part only by written notice of such waiver from Sellers to Purchaser and written acceptance of such waiver by Purchaser.

9.2.1 Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing Date.

9.2.2 Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing. Purchaser shall not be in default of this Purchase Agreement beyond any applicable notice and cure period.

9.2.3 There shall not be pending or, to the knowledge of either Purchaser or Sellers, threatened, any litigation which, if determined adversely, would prevent the consummation of any of the transactions contemplated by this Purchase Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of Purchaser.

The conditions set forth in this **Section 9.2** are solely for the benefit of Sellers and may be waived only by Sellers. At all times Sellers have the right to waive any condition by giving written notice of such waiver to Purchaser and Escrow Agent. Such waiver or waivers must be in writing to Purchaser. If Sellers notifies Purchaser of a failure to satisfy the conditions precedent set forth in this **Section 9.2**, Purchaser may, within five (5) Business Days after receipt of Sellers' notice agree to satisfy the condition by written notice to Sellers, and Sellers shall thereupon be obligated to close the transaction provided (i) Purchaser so satisfies such condition and (ii) Purchaser shall have a reasonable period of time to satisfy such condition, provided that in no event shall such period of time extend the Closing date by more than fifteen (15) days. If Purchaser fails to agree to cure or fails to cure such condition by the Closing Date (as the same may be extended in accordance with item (ii) of the preceding sentence), then Sellers may, as Sellers' sole remedy, terminate this Agreement by written notice to Purchaser, in which case, Purchaser shall be entitled to the return of the Deposit and any interest earned thereon shall be returned to Purchaser. If Seller does not so elect to terminate this Agreement on or prior to the Closing Date, then the conditions of this **Section 9.2** shall be deemed waived and Closing shall proceed hereunder. Notwithstanding the foregoing, in the event that a failure of any of the conditions set forth in this **Section 9.2** shall

also constitute a default by the Purchaser under this Agreement, Sellers shall be entitled to pursue its remedies under **Section 12.1** of this Agreement.

ARTICLE 10

**BROKERAGE**

10.1 Purchaser and Sellers represent and warrant to the other that no real estate broker, salesperson or finder is entitled to a commission, fee or other compensation through their respective acts by reason of the transaction contemplated under this Agreement. Each of the parties hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, suits, damages, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees) arising out of their own respective breach of the foregoing representation and warranty.

ARTICLE 11

**POSSESSION**

11.1 Possession of the Property subject to the Permitted Exceptions and the Leases and Licenses shall be delivered to Purchaser at the Closing.

ARTICLE 12

**DEFAULTS AND REMEDIES**

12.1 **Purchaser Default**. If, prior to Closing, Purchaser fails to perform any of its obligations or is otherwise in default hereunder following the giving of ten (10) days' written notice and opportunity to cure by Sellers to Purchaser, or if the sale contemplated hereby is not consummated because of a default by Purchaser, Sellers shall have the right, as its sole and exclusive remedy, to terminate this Purchase Agreement and have the Deposit plus interest earned thereon paid to and retained by Sellers as liquidated damages. In such event Sellers and Purchaser shall have no further obligations to each other except those which survive the termination of this Purchase Agreement. Purchaser and Sellers acknowledge that the damages to Sellers in the event of a breach of this Purchase Agreement by Purchaser would be difficult or impossible to determine, that the amount of the Deposit plus interest represents the parties' best and most accurate estimate of the damages that would be suffered by Sellers if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Purchase Agreement and under the circumstances that Sellers and Purchaser reasonably anticipate would exist at the time of such breach. Purchaser and Sellers agree that Sellers' right to retain the Deposit together with any interest and earnings earned thereon shall be Sellers' sole remedy, at law and in equity, for Purchaser's failure to purchase the Property in accordance with the terms of this Purchase Agreement except those which survive the termination of this Purchase Agreement. Sellers hereby waives any right to an action for specific performance of any provisions of this Purchase Agreement.

12.2 **Sellers' Default**. If, prior to Closing, Sellers fails to perform any of its obligations or is otherwise in default hereunder following the giving of ten (10) days' written

notice and opportunity to cure by Purchaser to Sellers, Purchaser, as its sole and exclusive remedies, shall have the right to exercise any of the following: (i) notify Sellers that Purchaser is waiving Sellers' default and electing to proceed to close this Purchase Agreement, and if necessary, to institute an action for specific performance to cause Sellers to convey the Interests to Purchaser pursuant to the terms and conditions (less any waived provisions) of this Purchase Agreement, within sixty (60) days of the proposed Closing Date; or (ii) terminate this Purchase Agreement by notice to Sellers and Escrow Agent to that effect, to recover the full amount of the Deposit and all earnings thereon together with all of Purchaser's actual third-party out of pocket expenses incurred by Purchaser in connection with the acquisition of the Interests under this Agreement (including, without limitation, performing its due diligence investigations of the Property, in negotiating this Agreement, and in obtaining financing for Purchaser's acquisition of the Interests in addition to reasonable attorneys' fees and expenses incurred in connection with all of the foregoing) (collectively, "**Pursuit Costs**"), up to a maximum aggregate amount of Sixty Thousand and No/100 Dollars ($60,000.00) (the "**Pursuit Costs Cap**").

ARTICLE 13

## RISK OF LOSS OR CASUALTY

13.1 If all or any portion of the Improvements are damaged by casualty prior to the Closing, Sellers shall give Purchaser notice thereof within two (2) Business Days following the occurrence thereof. In the event the Property, or any part thereof, suffers any damages equal to three percent (3%) or greater of the Purchase Price prior to Closing (a "**Material Casualty**") from a casualty, or in the event that either Tenant has the right under the respective Lease to terminate such Lease as a result of such Material Casualty, then Purchaser shall have the sole option to elect either to: (a) acquire the Interests (without reduction in the Purchase Price), plus receive an assignment without recourse of any insurance proceeds payable by virtue of such loss or damage plus receive a credit for any deductible or uninsured loss under said policy; or (b) terminate this Purchase Agreement and receive back the Deposit and the parties will have no further obligations hereunder except as otherwise expressly set forth herein. Such right must be exercised by Purchaser within sixty (60) days from the date Sellers provide Purchaser with notice of the loss of the event giving rise to such right. If Purchaser fails to provide notice of an election within such sixty (60) day period, then Purchaser shall have been deemed to have elected (b) above. If the Property, or any part thereof, suffers any damage of less than three percent (3%) of the Purchase Price prior to the Closing (a "**Non-Material Casualty**") and neither Tenant has the right to terminate the respective Lease as a result of such Non-Material Casualty, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Sellers' deductible under its insurance policy, and Purchase Price shall be reduced in the amount of any shortfall of such insurance proceeds to complete the repair or restoration of the loss or damage.

## ARTICLE 14

## EMINENT DOMAIN

14.1 In the event that any portion of the Property should be condemned or threatened to be condemned prior to the Closing, Sellers shall give Purchaser notice within two (2) Business Days following the occurrence of such condemnation or receipt of notice of such impending condemnation. In the event that any Material Condemnation occurs or is threatened, Purchaser at its sole option, shall elect either to: (a) terminate this Purchase Agreement and receive back the Deposit and the parties will have no further obligations hereunder except as otherwise expressly set forth herein; or (b) close the transaction contemplated by this Purchase Agreement with no reduction in the Purchase Price and Sellers shall assign to Purchaser at Closing all condemnation proceeds payable as a result of such condemnation. In all other cases, or if Purchaser elects to proceed under **Section 14.1(b)**, Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Sellers shall assign to Purchaser at Closing all condemnation proceeds payable as a result of such condemnation. Purchaser shall be deemed to have elected to proceed under **Section 14.1(a)** unless, within thirty (30) days following Purchaser's receipt of written notice of the condemnation, Purchaser provides Sellers with written notice that Purchaser elects to close the transaction contemplated by this Purchase Agreement pursuant to **Section 14.1**. For purposes of this **Section 14.1**, a "**Material Condemnation**" shall mean any condemnation which would result in the taking of any Land, Improvement or Property with a value of more than three percent (3%) of the Purchase Price, or a reduction in the number of any parking spaces below the minimum level required by law for use by either Tenant, or any material limitation or restriction on pedestrian or vehicular access to and from any public rights-of-way adjacent to the Land, or either Tenant has the right to terminate the respective Lease.

## ARTICLE 15

## MISCELLANEOUS

15.1 **Exhibits and Riders**. All Exhibits and Riders annexed hereto are a part of this Purchase Agreement for all purposes. In the event any Riders are annexed hereto and there are any conflicts between the terms of this Purchase Agreement and the Riders, the terms of the Riders shall supersede and control.

15.2 **Assignability**. This Purchase Agreement is not assignable by any party hereto without first obtaining the prior written approval of the non-assigning party; provided, however, that Purchaser shall have the right to assign its obligations under this Purchase Agreement to (i) a wholly owned subsidiary of Purchaser or (ii) a single purpose entity formed and controlled, directly or indirectly, by Purchaser or one or more affiliates or principals of Purchaser, in which event, the consent of Sellers shall not be required, provided Purchaser promptly notifies Sellers of such assignment. Any assignment must be in writing, assign all rights in the Deposit and contain an express assumption of all duties and obligations of Purchaser under this Agreement. No assignment will limit or eliminate any of Purchaser's obligations under this Agreement in any manner, and the assignment must provide that assignor and assignee will become jointly and severally liable for all of Purchaser's

obligations hereunder up to the applicable Closing Date, but not after the applicable Closing if such Closing occurs.

15.3 **Binding Effect**. This Purchase Agreement shall be binding upon and inure to the benefit of Sellers and Purchaser, and their respective heirs, personal representatives, successors and permitted assigns.

15.4 **Captions**. The captions, headings, and arrangements used in this Purchase Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

15.5 **Number and Gender of Words**. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

15.6 **Notices**. All notices, demands, requests and other communications required pursuant to the provisions of this Purchase Agreement ("**Notice**") shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next Business Day delivery, on the first Business Day following deposit of such Notice with such carrier, (ii) if personally delivered, on the actual date of delivery, (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) Business Day following the date of mailing, or (iv) if sent by facsimile or electronic mail, on the date of delivery provided the sender maintains a copy of evidence of successful transmission and also delivers the Notice via overnight delivery addressed as follows:

If to Sellers:

c/o Encore Enterprises, Inc.
Vishal Ved | Financial Analyst
6900 Dallas Parkway, 3rd Floor
Plano, TX 75024
Attn: Vishal Ved, Financial Analyst
Email: vved@encore.bz

and

Attn: Cynthia Price, General Counsel
Email: cprice@encore.bz

With a copy (which shall not constitute notice to) to:

Walter | Haverfield LLP
1301 E. 9th Street, Suite 3500
Cleveland, Ohio 44139
Attn: Joshua E. Hurtuk, Esq.
Telephone: 216-619-7832
Email: jhurtuk@walterhav.com

If to Purchaser:

HC Government Realty Holdings, LP
390 S. Liberty Street, Suite 100
Winston-Salem, NC 27834
Attention: Jackie Piscetelli
Telephone: (336) 499-7379
Email: jpiscetelli@hcgovtrust.com

And with a copy (which shall not constitute notice to) to:

Moore & Van Allen PLLC
100 N. Tryon St.
Suite 4700
Charlotte, NC 28202
Attn: Richard I. Simons, Esq.
Telephone: (704) 331-3579
Email: simonsr@mvalaw.com

To Purple Heart:

c/o Encore Enterprises, Inc.
Vishal Ved | Financial Analyst
6900 Dallas Parkway, 3rd Floor
Plano, TX 75024
Attn: Vishal Ved, Financial Analyst
Email: vved@encore.bz

and

Attn: Cynthia Price, General Counsel
Email: cprice@encore.bz

And with a copy (which shall not constitute notice to) to:

Walter | Haverfield LLP
1301 E. 9th Street, Suite 3500
Cleveland, Ohio 44139
Attn: Joshua E. Hurtuk, Esq.
Telephone: 216-619-7832
Email: jhurtuk@walterhav.com

Any of the parties may designate a change of address by Notice in writing to the other parties. Whenever in this Purchase Agreement the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice.

15.7 **Governing Law And Venue**. The laws of the state or territory in which the Land is situated shall govern the validity, construction, enforcement, and interpretation of this Purchase Agreement, unless otherwise specified herein except for the conflict of law provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Purchase Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court for the district in which the Land is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

15.8 **Entirety And Amendments; Survival**. This Purchase Agreement embodies the entire Purchase Agreement between the parties and supersedes all prior purchase contracts and understandings, if any, relating to the Property or Interests, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All terms and provisions of this Purchase Agreement shall be merged into the Closing documents and shall not survive Closing, unless expressly set forth to the contrary in this Purchase Agreement.

15.9 **Severability**. If any provision of this Purchase Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. The Purchase Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Purchase Agreement; and the remaining provisions of this Purchase Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Purchase Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Purchase Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible to make such provision legal, valid, and enforceable.

15.10 **Multiple Counterparts**. This Purchase Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one Purchase Agreement. In making proof of this Purchase Agreement, it shall not be necessary to produce or account for more than one such counterpart. This Purchase Agreement can be executed and delivered via electronic delivery, including pdf format.

15.11 **Further Acts**. In addition to the acts and deeds recited herein and contemplated and performed, executed and/or delivered by Sellers and Purchaser, Sellers and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, deeds, and assurances as may be reasonably necessary to, and to use their respective best efforts to consummate the transactions contemplated hereby.

15.12 **Construction**. No provision of this Purchase Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Purchase Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

15.13 **Confidentiality**. Seller and Purchaser agree to keep the terms of this Agreement strictly confidential, except as may otherwise be required by applicable law (including, without limitation, in connection with any SEC compliance obligations of Purchaser or its affiliates). Except as may be otherwise required by applicable law, Purchaser agrees to keep all information (including, without limitation, all Due Diligence Documents) concerning Sellers and/or the Property provided to Purchaser, or which Purchaser otherwise obtains in the course of its due diligence, strictly confidential. Notwithstanding the provisions herein, Purchaser may disclose the terms of this Agreement and the Due Diligence Documents to Purchaser's affiliates, attorneys, consultants, prospective investors, and prospective lenders, *provided* that Purchaser advises any such recipient of the confidential nature of such information. This Section 15.13 shall survive the Closing or the earlier termination of this Agreement for a period of one (1) year following the Closing or the earlier termination of this Agreement.

15.14 **Time Of The Essence**. It is expressly agreed by the parties hereto that time is of the essence with respect to this Purchase Agreement.

15.15 **Cumulative Remedies And Waiver**. Except as expressly provided otherwise in this Purchase Agreement, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies herein conferred or referred, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Purchase Agreement. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Purchase Agreement shall be established by conduct, custom, or course of dealing.

15.16 **Litigation Expenses**. In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses actually incurred and incidental to such litigation, it being intended by the parties that there be only one prevailing party in any litigation as determined by the court.

15.17 **Time Periods**. Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

15.18 **<u>Record Access and Retention</u>**. At Purchaser's request, Sellers shall promptly provide to Purchaser (at Purchaser's expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of each Seller, to enable Purchaser's auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission ("**<u>SEC</u>**") Regulation S-X, of the income statements of the Property for the year to date of the year in which the Closing occurs plus the lesser of (i) such Seller's prior period of ownership of the Property, or (ii) the two (2) immediately preceding calendar years (the "**<u>Audit Period</u>**") (provided, however, that other than fees paid or payable to each Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by a Seller (as opposed to paid to a third party) or interest expenses attributable to such Seller). Purchaser shall be responsible for all out-of-pocket costs associated with any such audit. Each Seller shall reasonably cooperate (at no cost to such Seller) with Purchaser's auditor in the conduct of such audit both before and/or after the applicable Closing. In addition, to the extent available, each Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property for such Seller's period of ownership of the Interests, including (without limitation) income and balance sheet data for the Property, as well as commercially reasonably access to the general ledger for the Property, for the Audit Period, and shall reasonably cooperate with such auditor both before and/or after the Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit such Seller's operating statements of the Property, at Purchaser's expense, and, to the extent available, Seller shall, except as hereinafter set forth, provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) such Seller shall, except as hereinafter set forth, to the extent available, furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the SEC or other governmental authority. Each Seller shall maintain its records for use under this **<u>Section 15.18</u>** for a period of not less than twenty-four (24) months after the applicable Closing Date. The provisions of this **<u>Section 15.18</u>** shall survive each Closing. Notwithstanding anything contained herein to the contrary, in no event shall any audit under this **<u>Section 15.18</u>** give Purchaser the right to access or examine the entity-level financial statements of each of (i) Catalyst Encore LLC, a Delaware limited liability company, (ii) Catalyst Government Properties LLC, a Delaware limited liability company, (iii) Veterans Appreciation Fund LP, a Delaware limited partnership, and (iv) Encore VA Services LLC, a Delaware limited liability company (as opposed to financial information for the Property Owner and the financial information for Purple Heart related to the Property), with information available to Purchaser under this **<u>Section 15.18</u>** being specifically limited to financial information directly related to the Property Owner, Purple Heart (with respect to the Property) and the Property. Further, in no event shall any audit under this **<u>Section 15.18</u>** subject a Seller to any liability or give rise to any claim against a Seller in favor of Purchaser beyond any claim otherwise provided for under this Agreement.

15.19 <u>Section 1031 Exchange</u>. Either party may consummate the purchase or sale of the Interests as part of a so-called like kind exchange (an "Exchange") pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition

subsequent to a party's obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Sellers had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party's Exchange in fact complies with Section 1031 of the Code.

15.20 Affiliated Contracts.

15.20.1 Notwithstanding anything in this Agreement to the contrary, Purchaser and Sellers acknowledge and agree that it is the intention of the parties hereto that (i) Purchaser (or its permitted assigns) acquire 100% of the Interests from the Sellers hereunder, and (ii) Purchaser or its affiliates under the Real Property PSA (the "**Real Property PSA Purchaser**") shall acquire the Property under the Real Property PSA from the Sellers therein (collectively, the "**Real Property PSA Sellers**"). As referred to herein, the term "**Affiliate Contracts**" shall mean the Real Property PSA and this Agreement. Purchaser and Real Property PSA Purchaser shall concurrently issue either the Approval Notice under both Affiliate Contracts or the Disapproval Notice under both Affiliate Contracts such that either (a) both Affiliate Contracts are terminated prior to the expiration of the Feasibility Period, or (b) Purchaser and Real Property PSA Purchaser each elect to proceed to Closing pursuant to the terms of the applicable Affiliate Contract. Any issuance of an Approval Notice or a Disapproval Notice under this Agreement without a simultaneous issuance of the same notice under the Real Property PSA shall be of no force and effect.

15.20.2 A default beyond applicable notice and cure periods under either this Agreement by Purchaser or under the Real Property PSA by the Real Property PSA Purchaser, shall constitute a default beyond applicable notice and cure periods under both Affiliate Contracts, and shall entitle Sellers and the Real Property PSA Seller, in their sole discretion, to terminate one or more of the Affiliate Contracts, as applicable, and to exercise all rights and remedies provided thereunder. In the event that Sellers or the Real Property PSA Sellers elect not to terminate one or more of the Affiliate Contracts, as applicable, then the non-terminated Affiliate Contract(s) shall remain in full force and effect in accordance with their respective terms, the terminated Affiliate Contract(s) shall terminate as of the effective date of such termination and such terminated Affiliate Contract(s) shall be of no further force or effect, other than those obligations which expressly survive termination, and all rights and remedies thereunder may be exercised by the Sellers and/or the Real Property PSA Seller, as applicable, pursuant to the terms of the terminated Affiliate Contracts.

15.20.3 A default beyond applicable notice and cure periods under either this Agreement by a Seller or under the Real Property PSA by any of the Real Property PSA Sellers, shall constitute a default beyond applicable notice and cure periods under both Affiliate Contracts,

and shall entitle Purchaser and the Real Property PSA Purchaser, in their sole discretion, to terminate one of more of the Affiliate Contracts, as applicable, and to exercise all rights and remedies provided thereunder. In the event that Purchaser or the Real Property PSA Purchaser elects not to terminate one or more of the Affiliate Contracts, as applicable, then the non-terminated Affiliate Contract(s) shall remain in full force and effect in accordance with their respective terms, the terminated Affiliate Contract(s) shall terminate as of the effective date of such termination and such terminated Affiliate Contract(s) shall be of no further force or effect, other than those obligations which expressly survive termination, and all rights and remedies thereunder may be exercised by Purchaser and/or the Real Property PSA Purchaser, as applicable, pursuant to the terms of the terminated Affiliate Contracts.

15.21 **Waiver of Jury Trial**. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The terms and provisions of this Section 15.21 shall survive the Closing and any earlier termination of this Agreement.

15.22 **No Recording**. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto (other than documents recorded in connection with Closing), nor any memorandum or other evidence hereof, to be recorded in the real property records without Sellers' prior written consent, which consent may be withheld in Sellers' sole discretion. If Purchaser records this Agreement or any other memorandum or evidence thereof in the real property records, Purchaser shall be in material default of its obligations under this Agreement. Purchaser hereby appoint each Seller as Purchaser's attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of this Agreement or other memorandum or evidence thereof from the real property records. This appointment shall be coupled with an interest and irrevocable.

15.23 **Obligations Joint and Several**. Each Seller hereunder shall be jointly and severally liable for all obligations of each Seller including, but not limited to, the Surviving Obligations.

ARTICLE 16

**OPERATION OF THE PROPERTY**

16.1 With respect to the Leases:

(a) Property Owner shall not, from the Effective Date (i) enter into any new leases, license or other agreement granting any rights of use or occupancy at any portion of any Property, (ii) modify, renew, expand, terminate or amend any of the Leases or any License, or (iii) waive any rights of Property Owner under any Lease or any License, without Purchaser's prior written consent, which may be withheld in Purchaser's sole discretion, or (iv) approve any change orders or work orders for any Lease, provided, however, that Property Owner shall be permitted to approve change orders requested by Government under the Government Lease, and enter into associated amendments to the Government Lease (each, a "**Change Order Approval**"), provided,

however, that any such change order shall be subject to the prior written approval of Purchaser if such change order increases the Property Owner's obligations under the Government Lease or affects the rental rate under the Government Lease. If Sellers violate the terms of this **Section 16.1**, Purchaser may terminate this Agreement, Purchaser shall receive a return of the Deposit together with any interest earned thereon, Sellers shall reimburse Purchaser for its Pursuit Costs up to the Pursuit Costs Cap, and neither party shall have any further obligations hereunder except those that expressly survive the termination of this Agreement.

(b) Sellers shall advise Purchaser promptly of Sellers' receipt of written notice of any defaults or alleged defaults arising under any Lease. If Purchaser reasonably requests additional assurances from a Tenant with respect to any outstanding matters with respect to the applicable Lease, in form and substance reasonably acceptable to Purchaser, which matters may include, but not be limited to, evidence that the Tenant is not due any reimbursements for overpayments of real estate taxes or operating expenses, for periods prior to the Closing, then Sellers shall present such requests to the Tenant and use commercially reasonable efforts to obtain such assurances by Closing.

16.2 Property Owner shall operate the Property after the Effective Date in the ordinary course of business and shall maintain the Improvements in their condition as of the Effective Date, ordinary wear and tear and damage by casualty excepted. Except with respect to alterations that Property Owner is required to make pursuant to the Leases or as necessary in the Property Owner's sole discretion to address any life or safety issue at the Property, Property Owner will not make any material alterations to the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, denied or delayed. Property Owner shall not sell, further pledge, encumber or otherwise transfer or dispose of all or any part of any Property or Interests (except for such items of Fixtures and Tangible Personal Property that have become obsolete or are disposed of in the ordinary course and only if replaced by an item of like quality and functionality unless same is no longer necessary for the operation of the Property).

16.3 Property Owner shall maintain in full force and effect all insurance coverage currently maintained with respect to the Property.

16.4 Sellers shall provide Purchaser with a copy of the monthly operating statement for the operation of the Property on or before the date that is ten (10) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date.

16.5 From the Effective Date until the Closing Date, Sellers shall promptly notify Purchaser in writing of any litigation, arbitration or administrative hearing before any court or governmental agency concerning or affecting the Property or the Interests which is instituted after the Effective Date.

16.6 Sellers will not knowingly or voluntarily take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing.

## ARTICLE 17
## PREPARATION AND FILING OF PRE-CLOSING AND POST-CLOSING PERIOD TAX RETURNS

17.1 Sellers shall prepare or cause to be prepared and file or cause to be filed all tax returns of the Property Owner for all periods ending on the Closing Date which are filed after the Closing Date and for the issuance of all applicable K-1's to the Members of the Property Owner for periods ending on the Closing Date. The amount of any such pre-Closing taxes shall be conclusively deemed to be an obligation of Sellers hereunder, which obligation shall survive the Closing, and be subject to recovery by Purchaser, in the manner set forth in **Section 8.1.5**.

17.2 Purchaser shall prepare or cause to be prepared and file or cause to be filed all tax returns of the Property Owner for tax periods which begin after the Closing Date, and end on December 31, 2023.

17.3 Sellers, on the one hand, and Purchaser, on the other hand, shall provide one another such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any tax return, amended tax return or claim for refund, determining liability for taxes or a right to refund of taxes, or in conducting any audit, litigation or other proceeding with respect to taxes payable by the Property Owner. Such cooperation and information shall include providing copies of all relevant portions of relevant tax returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and tax basis of property, which any such party may possess. Each party will retain all tax returns, schedules, work papers, and all material records and other documents relating to tax matters, of the Property Owner for the tax period first ending after the Closing Date and for all prior tax periods until the later of either (a) the expiration of the applicable statute of limitations (and, to the extent notice in provided with respect thereto, any extensions thereof) for the tax periods to which the tax returns and other documents relate or (b) three (3) years following the due date (without extension) for such tax returns.

17.4 If Sellers is permitted but not required under applicable income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

**[SIGNATURES ON THE FOLLOWING PAGES; REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]**

**NOW WHEREFORE**, the parties hereto have caused this Purchase Agreement to be executed and delivered as of the date first set forth above.

**SELLERS:**

Date of Execution:

June 14, 2022

**CATALYST ENCORE LLC**,
a Delaware limited liability company

By: /s/ Robert Pardo
Name: Robert Pardo
Title: Manager

Date of Execution:

June 14, 2022

**CATALYST GOVERNMENT PROPERTIES LLC**,
a Delaware limited liability company

By: /s/ Robert Pardo
Name: Robert Pardo
Title: Manager

Date of Execution:

June 14, 2022

**VETERANS APPRECIATION FUND LP**,
a Delaware limited partnership

By: /s/ Robert Pardo
Name: Robert Pardo
Title: Manager

Date of Execution:

June 14, 2022

**ENCORE VA SERVICES LLC**,
a Delaware limited liability company

By: /s/ Bharat Sangani
Name: Bharat Sangani
Title: Authorized Signatory

**PURPLE HEART:**

Date of Execution:

June 14, 2022

**PURPLE HEART HEROES LLC**,
a Delaware limited liability company

By: /s/ Zachariah L. Gore
Name: Zachariah L. Gore
Title: President

**PURCHASER:**

Date of Execution:

June 14, 2022

**HC GOVERNMENT REALTY HOLDINGS, LP**,
a Delaware limited partnership

By: /s/ Steven A. Hale II
Printed Name: Steven A. Hale II
Its: Authorized Signatory

# LIST OF EXHIBITS

| | |
|---|---|
| 1.1.9 | LIST OF CONSTRUCTION CONTRACTS |
| 1.1.23 | LEGAL DESCRIPTION OF LAND |
| 1.1.25 | LEASES |
| 1.1.33 | PROPERTY CONTRACTS |
| 1.1.36 | CALCULATION OF PURCHASE PRICE |
| 3.1.2 | FORM OF ESCROW AGREEMENT |
| 4.1 | NOI ADJUSTMENT |
| 5.3 | LIST OF DUE DILIGENCE DOCUMENTS |
| 5.3.2 | GC LIEN WAIVER |
| 7.2.1.1 | AGREEMENT OF ASSIGNMENT AND ASSUMPTION |
| 7.2.1.10 | FORM OF VENDOR NOTICE LETTER |
| 7.2.1.17 | FORM OF RESIGNATION OF MANAGING MEMBER |
| 7.2.1.18 | NON-IMPUTATION ENDORSEMENT AFFIDAVIT |
| 8.1.1.8(i) | LICENSES |
| 8.1.1.8(iv) | OUTSTANDING TENANT INDUCEMENTS COSTS |
| 8.1.1.17 | BALANCE SHEET |
| 8.1.1.29 | WARRANTIES |
| 9.1.1 | FORM OF CONTRACTOR ESTOPPEL CERTIFICATE |
| 9.1.6 | FORM OF MEDLINE ESTOPPEL CERTIFICATE |